UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.___ )

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NETGEAR, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)

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NETGEAR, INC.
_______________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Friday, June 3, 2016
10:00 a.m. Pacific Daylight Time

To Our Stockholders:

The 2016 Annual Meeting of Stockholders of NETGEAR, Inc. will be held on Friday, June 3, 2016, at 10:00 a.m. Pacific Daylight Time at our executive offices at 350 East Plumeria Drive, San Jose, California 95134 for the following purposes:

1.	To elect nine (9) directors to serve until the next Annual Meeting of Stockholders;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	To approve the non-binding advisory proposal regarding executive compensation;

4.	To approve the adoption of the NETGEAR, Inc. 2016 Equity Incentive Plan;

5.	To approve an amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan to increase the number of shares of NETGEAR, Inc. common stock authorized for sale thereunder by 1,000,000 shares; and

6.
To transact such other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders who owned shares of our stock at the close of business on Monday, April 4, 2016 are entitled to attend and vote at the meeting. A complete list of these stockholders will be available during normal business hours for 10 days prior to the meeting at our headquarters located at 350 East Plumeria Drive, San Jose, California 95134. A stockholder may examine the list for any legally valid purpose related to the meeting. The list also will be available during the annual meeting for inspection by any stockholder present at the meeting.

We are pleased to continue to take advantage of the Securities and Exchange Commission's rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. If you received or requested printed proxy materials, you may vote by mailing a proxy or voting instruction card. If you received a Notice Regarding the Availability of Proxy Materials (the “Notice”), you may vote over the Internet. Please review the instructions on each of your voting options described in the proxy materials, as well as the Notice if you received one.

For the Board of Directors of
NETGEAR, INC.

Patrick C.S. Lo
Chairman and Chief Executive Officer
San Jose, California
April 20, 2016
YOUR VOTE IS IMPORTANT
PLEASE VOTE AS PROMPTLY AS POSSIBLE.

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NETGEAR, INC.
_______________

PROXY STATEMENT FOR THE
2016 ANNUAL MEETING OF STOCKHOLDERS
_______________

GENERAL INFORMATION

The enclosed Proxy is solicited on behalf of the Board of Directors of NETGEAR, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. The Board of Directors has made these materials available to you on the Internet or in printed proxy materials in connection with the solicitation of proxies for use at its 2016 Annual Meeting of Stockholders, which will take place at 10:00 a.m. Pacific Daylight Time on Friday, June 3, 2016 at its executive offices located at 350 East Plumeria Drive, San Jose, California 95134.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures.

We use several abbreviations in this proxy statement. We may refer to our Company as “NETGEAR,” “we,” “us” or “our.” The term “proxy materials” includes this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2015, as well as the proxy or voter instruction card if you received or requested printed proxy materials.

We are mailing the proxy materials on or about April 20, 2016 to all of our stockholders as of the record date, April 4, 2016. Stockholders who owned NETGEAR common stock at the close of business on April 4, 2016 are entitled to attend and vote at the annual meeting. On the record date, approximately 32,494,993 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding. We had 22 stockholders of record as of the record date and our common stock was held by approximately 14,961 beneficial owners.

You may also view this proxy statement, as well as our Annual Report on Form 10-K for the year ended December 31, 2015, online at the following address: http://materials.proxyvote.com/64111Q.

Notice Regarding the Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to the proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials (the “Notice”) to some of our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the proxy materials and on the website referred to in the Notice. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

Voting Procedures

As a stockholder, you have the right to vote on certain business matters affecting us. The five (5) proposals that will be presented at the annual meeting, and upon which you are being asked to vote, are discussed in the sections entitled “Proposal One,” “Proposal Two,” “Proposal Three,” “Proposal Four,” and “Proposal Five.” Each share of NETGEAR common stock you own entitles you to one vote.

Methods of Voting

Voting by Mail. If you received or requested printed proxy materials, then by signing and returning the proxy or voter instruction card according to the enclosed instructions, you are enabling our Chairman and Chief Executive Officer, Patrick C.S. Lo, and our Chief Financial Officer, Christine M. Gorjanc, who are named on the proxy as “proxies and attorneys-in-fact,” to vote your shares as proxy holders at the meeting in the manner you indicate. We encourage you to sign and return the proxy or voter instruction card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy or voter instruction card. If you submit the proxy or voter instruction card, but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the director nominees identified in Proposal One;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	FOR the non-binding advisory proposal regarding executive compensation;

•	FOR the approval of the adoption of the NETGEAR, Inc. 2016 Equity Incentive plan; and

•
FOR the approval of an amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan to increase the number of shares of NETGEAR, Inc. common stock authorized for sale thereunder by 1,000,000 shares.

Voting over the Internet. If you received the Notice (as described above), you can vote by proxy over the Internet by following the instructions provided on the Notice.

Voting in Person at the Meeting. If you plan to attend the annual meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name, but if you wish to vote at the meeting, you will need to bring with you to the annual meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

To reduce the expenses of delivering duplicate voting materials to our stockholders who may have more than one NETGEAR stock account, we are delivering only one set of the voting materials to certain stockholders who share an address unless otherwise requested. For stockholders receiving printed proxy materials, a separate proxy card is included in the voting materials for each of these stockholders. If you share an address with another stockholder and have received only one set of voting materials, you may request a separate copy of these materials at no cost to you by writing our Corporate Secretary at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, or calling our Corporate Secretary at (408) 907-8000. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by writing or calling our Corporate Secretary. You may receive a copy of NETGEAR's Annual Report on Form 10-K for the year ended December 31, 2015 including the Consolidated Financial Statements, schedules and list of exhibits, and any particular exhibit specifically requested by sending a written request to NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, Attn: Corporate Secretary.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the annual meeting. In order to do this, you may do any of the following:

•	sign and return another proxy bearing a later date;

•
provide written notice of the revocation to the Company's Corporate Secretary, at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, prior to the time we take the vote at the annual meeting; or

•	attend the meeting and vote in person.

Quorum Requirement

A quorum, which is a majority of our outstanding shares as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you appear in person at the meeting, if you vote over the Internet, or if you submit a properly executed proxy or voter instruction card.

Votes Required for Each Proposal

The vote required, and method of calculation for the proposals to be considered at the annual meeting, are as follows:

Proposal One - Election of Directors. The nine (9) director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote (i) “for” all nominees, (ii) “withhold” for all nominees or (iii) “withhold” for certain nominees by indicating the name(s) of such nominees on your proxy or voter instruction card. Pursuant to our corporate governance guidelines, it is our policy that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee and our Board of Directors. The election of directors pursuant to this proposal is an uncontested election, and therefore, this majority voting policy will apply.

Proposal Two - Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2016. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote, in person or by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Three - Approval of the Non-Binding Advisory Proposal Regarding Executive Compensation. Approval of the non-binding advisory proposal regarding executive compensation will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote, in person or by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Four - Approval of the Adoption of the NETGEAR, Inc. 2016 Equity Incentive Plan. Approval of the adoption of the NETGEAR, Inc. 2016 Equity Incentive Plan will require the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Five - Approval of an Amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan. Approval of an amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan will require the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy. You may vote "for," "against," or "abstain" from voting on this proposal.

Abstentions

If you return a proxy or voter instruction card that indicates an abstention from voting on all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on Proposals Two, Three, Four or Five, your abstention will have the same effect as a vote against such Proposal(s).

Broker Non-Votes

A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner as to how to vote on that proposal. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal One), the approval of our executive compensation, on an advisory basis (Proposal Three), the approval of the adoption of the NETGEAR, Inc. 2016 Equity Incentive plan (Proposal Four), and the approval of an amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan (Proposal Five). If you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote for Proposal One, Proposal Three, Proposal Four or Proposal Five, no votes will be cast on your behalf for those Proposals.

Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal Two).

Proxy Solicitation Costs

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. We expect our Corporate Secretary, Andrew W. Kim, to tabulate the proxies and act as inspector of the election. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Deadline for Receipt of Stockholder Proposals or Director Nominations for 2017 Annual Meeting

As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Proposals by our stockholders intended to be presented for consideration at our 2017 Annual Meeting must be received by us no later than December 21, 2016 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), in order that they may be included in the proxy statement and form of proxy related to that meeting. The submission of the stockholder proposal does not guarantee that it will be included in our 2017 proxy statement.

The Securities and Exchange Commission rules establish a different deadline with respect to discretionary voting for stockholder proposals that are not intended to be included in a company's proxy statement. The proxy card grants the proxy holders discretionary authority to vote on any matter raised at the annual meeting. The discretionary vote deadline for our 2017 Annual Meeting is March 6, 2017, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a stockholder gives notice of a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2017 Annual Meeting.

In addition, our amended and restated bylaws establish an advance notice procedure with regard to specified matters, including stockholder proposals and director nominations, which are proposed to be properly brought before an annual meeting of stockholders. To be timely, a stockholder's notice shall be delivered no less than 120 days prior to the date of the annual meeting specified in the proxy statement provided to stockholders in connection with the preceding year's annual meeting, which is February 3, 2017 in connection with our 2017 Annual Meeting. In the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder must be received not later than the 10th business day following the day notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first.

We recently amended our amended and restated bylaws to permit a stockholder, or group of up to 50 stockholders, owning continuously for at least three years shares of our common stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy statement director nominees constituting up to the greater of two directors or 20% of the of the total number of directors then serving on our Board of Directors, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in our amended and restated bylaws. Notice of such “proxy access” director nominees for our 2017 Annual Meeting must be received no earlier than November 21, 2016 (150 calendar days prior to the anniversary of the filing date of this definitive proxy statement) and no later than December 21, 2016 (120 calendar days prior to the anniversary of the filing date of this definitive proxy statement).

A stockholder's notice shall include the information required by our amended and restated bylaws. A copy of the full text of our amended and restated bylaws is available in the investor relations section of our website at www.netgear.com. Proposals or nominations should be sent to our Corporate Secretary, c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134.

Stockholder Communications to Directors

Stockholders may communicate directly with any of our directors by writing to them c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. Unless the communication is marked “confidential,” our Corporate Secretary will monitor these communications and provide appropriate summaries of all received messages to the Chairperson of our Nominating and Corporate Governance Committee. Any stockholder communication marked “confidential” will be logged as “received” but will not be reviewed by the Corporate Secretary. Such confidential correspondence will be immediately forwarded to the Chairperson of the Nominating and Corporate Governance Committee for appropriate action. Where the nature of a communication concerns questionable accounting or auditing matters, such communication will be directed to the Audit Committee and our Corporate Secretary will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in the Company's records.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

The nine (9) nominees for election at the Annual Meeting of Stockholders are Patrick C.S. Lo, Jocelyn E. Carter-Miller, Ralph E. Faison, Jef T. Graham, Gregory J. Rossmann, Barbara V. Scherer, Julie A. Shimer, Grady K. Summers and Thomas H. Waechter. If elected, they will each serve as a director until the Annual Meeting of Stockholders in 2017, and until their respective successors are elected and qualified or until their earlier resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for election of all of the director nominees, all of whom currently serve as directors. In the event the nominees are unable or decline to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to assure the election of the nominees listed above.

Information Concerning the Nominees and Incumbent Directors

The name and age of the nominees and incumbent directors as of April 3, 2016, the principal occupation of each and the period during which each has served as our director are set forth below. Information as to the stock ownership of each of our directors and all of our current directors and executive officers as a group is set forth below under “Security Ownership of Certain Beneficial Owners and Management.”

Name	Age	Office	Director Since
Patrick C.S. Lo	59	Chairman and Chief Executive Officer/Nominee	2000
Jocelyn E. Carter-Miller	58	Director/Nominee	2009
Ralph E. Faison	57	Director/Nominee	2003
Jef T. Graham	60	Director/Nominee	2005
Gregory J. Rossmann	54	Director/Nominee	2002
Barbara V. Scherer	60	Director/Nominee	2011
Julie A. Shimer	63	Director/Nominee	2007
Grady K. Summers	39	Director/Nominee	2016
Thomas H. Waechter	63	Director/Nominee	2014

Patrick C.S. Lo is our co-founder and has served as our Chairman and Chief Executive Officer since March 2002. Mr. Lo founded NETGEAR with Mark G. Merrill with the singular vision of providing the appliances to enable everyone in the world to connect to the high speed internet for information, communication, business transactions, education, and entertainment. From 1983 until 1995, Mr. Lo worked at Hewlett-Packard Company, where he served in various management positions in sales, technical support, product management, and marketing in the U.S. and Asia. Mr. Lo was named the Ernst & Young National Technology Entrepreneur of the Year in 2006. Mr. Lo received a B.S. degree in electrical engineering from Brown University. Mr. Lo's experience as a founder and Chief Executive Officer of the Company gives him unique insights into the Company's challenges, opportunities and operations.

Jocelyn E. Carter-Miller has served as one of our directors since January 2009. From 2004 to the present, Ms. Carter-Miller has served as President of TechEdVentures, Inc., a consulting and management firm that develops and markets high-performance personal and community empowerment programming. From February 2002 until March 2004, Ms. Carter-Miller served as Executive Vice President and Chief Marketing Officer of Office Depot, Inc. Prior to that, she spent a decade with Motorola, initially as a Director of Marketing and Network Service Quality, Vice President and GM of International Networks Division Latin America and EMEA Operations and ultimately as Corporate Vice President and Chief Marketing Officer. She also spent eight years at Mattel in marketing, product development and strategic business planning roles. Ms. Carter-Miller is a member of the Board of Directors of the Principal Financial Group, Inc., the Interpublic Group of Companies, Inc. and a non-profit organization. Ms. Carter-Miller is a NACD Directorship 100 recipient. Ms. Carter-Miller holds a B.A. degree in Accounting from the University of Illinois and an M.B.A. from the University of Chicago. Ms. Carter-Miller provides in-depth understanding of marketing to home users and small businesses based on her extensive marketing and executive experience. Her experience on the boards of large public companies provides important perspective of governance and other practices to be applied to NETGEAR.

Ralph E. Faison has served as one of our directors since August 2003. Mr. Faison currently is a private investor. Mr. Faison served as the President and Chief Executive Officer and member of the Board of Directors of Pulse Electronics Corporation, a public company and manufacturer of electronic components, from January 2011 to July 2014, including Chairman of the Board from March 2011 to July 2014. From February 2003 to December 2007, Mr. Faison served as Chief Executive Officer of Andrew Corporation, a public company and a manufacturer of communications equipment and systems, and from June 2002 to December 2007, Mr. Faison also served as President and a director of Andrew Corporation. From June 2002 to February 2003, Mr. Faison served as Chief Operating Officer of Andrew Corporation. From June 2001 to June 2002, Mr. Faison served as President and Chief Executive Officer of Celiant Corporation, a manufacturer of power amplifiers and wireless radio frequency systems, which was acquired by Andrew Corporation in June 2002. From October 1997 to June 2001, Mr. Faison was Vice President of the New Ventures Group at Lucent Technologies, a communications service provider, and from 1995 to 1997, he was Vice President of advertising and brand management at Lucent Technologies. Prior to joining Lucent, Mr. Faison held various positions at AT&T, a voice and data communications company, including as Vice President and General Manager of AT&T's wireless business unit and manufacturing Vice President for its consumer products unit in Bangkok, Thailand. Mr. Faison received a B.A. degree in Marketing from Georgia State University and an M.S. degree in Management as a Sloan Fellow from Stanford University. Mr. Faison has extensive experience in managing a large international company. He is well versed in the complex manufacturing and distribution systems of an international company. As a recent public company chairman and chief executive officer, he advises the Company on many aspects of public company management.

Jef T. Graham has served as one of our directors since July 2005. Mr. Graham currently is a private investor. From January 2006 to January 2015, Mr. Graham served as the Chairman and Chief Executive Officer of RGB Networks, Inc., a provider of video and bandwidth management products. From July 2005 until January 2006, Mr. Graham served as the Executive Vice President, Application Products Group, of Juniper Networks, Inc., a provider of IP networking and security products. From October 2001 to July 2005, Mr. Graham served as the President and Chief Executive Officer of Peribit Networks Inc., a provider of wide area network optimization appliances, which was acquired by Juniper Networks. Before Peribit, Mr. Graham served as the Senior Vice President of the commercial and consumer business units for 3Com Corporation, where he managed networking and connectivity product offerings. From 1993 to 1995, he served as the Chief Executive Officer of Trident Systems, a document management systems integrator. Mr. Graham also worked for Hewlett-Packard Company for 15 years, including ten years in sales and marketing around the world and as general manager of both a hardware and a software division. Mr. Graham holds a B.A. with Honors in Business Studies from Sheffield Hallam University in the United Kingdom. Mr. Graham has in-depth understanding of networking technology products as well as our markets and channels. He also has rich contacts and relationships in the Silicon Valley technology community, which assists the Company in cultivating business relationships and recruiting.

Gregory J. Rossmann has served as one of our directors since February 2002. Since April 2016, Mr. Rossmann has served as a General Partner at Oak Investment Management, a late stage growth and private equity investor. From November 2007 to January 2009, Mr. Rossmann served as a Managing Director of The Carlyle Group, a private equity firm. From April 2000 to November 2007, Mr. Rossmann served as a Managing Director of Pequot Capital Management, Inc., a private equity firm. From April 1994 to April 2000, Mr. Rossmann served as Managing Director and partner at Broadview International, an investment banking firm. From June 1991 to April 1994, he worked at Dynatech Corporation, a technology holding company, where he served as manager of new business development. Prior to that, he was a co-founder of Telemaster Corporation. Mr. Rossmann is a director of several private companies. Mr. Rossmann received a B.S. degree in Electrical Engineering from the University of Cincinnati and an M.B.A. from Santa Clara University. Mr. Rossmann's extensive technology, private equity, and investment banking experience allows him to provide the Company with unique perspectives and advice on global markets, corporate development, and acquisition initiatives.

Barbara V. Scherer has served as one of our directors since August 2011. Ms. Scherer currently is a private investor. Ms. Scherer was Senior Vice President, finance and administration and chief financial officer of Plantronics, Inc., a global leader in audio communication devices for businesses and consumers, from 1998 to 2012. In this position, she was responsible for all aspects of the company's financial management, as well as information technology, legal and investor relations. She was Vice President, finance and administration and chief financial officer of Plantronics from 1997 to 1998. Prior to Plantronics, Ms. Scherer held various executive management positions spanning eleven years in the disk drive industry, was an associate with The Boston Consulting Group, and was a member of the corporate finance team at ARCO in Los Angeles. From 2004 through 2010, she served as a director of Keithley Instruments, Inc., a publicly traded test and measurement company, until its acquisition by Danaher Corporation. Effective April 2013, Ms. Scherer was appointed to the Board of Directors of ANSYS, Inc., a publicly traded engineering simulation software and services company. She also has experience serving on the boards of non-profit organizations. Ms. Scherer received B.A. degrees from the University of California at Santa Barbara and her M.B.A. from the School of Management at Yale University. With extensive hands-on experience in senior management roles with technology growth companies as well as public company board and audit committee service, Ms. Scherer provides the Company with practical and strategic insight into complex financial reporting and management issues as well as significant operational expertise.

Julie A. Shimer, Ph.D. has served as one of our directors since March 2007. Dr. Shimer currently is a private investor. Dr. Shimer was the immediate past president and Chief Executive Officer of Welch Allyn, a leading manufacturer of frontline medical products and solutions, from March 2007 to April 2012. Prior to Welch Allyn, Dr. Shimer served as president and Chief Executive Officer of Vocera Communications, a provider of wireless communications systems enabling instant voice communication among mobile workers for companies, from September 2001 through February 2007. Dr. Shimer also previously held executive positions at 3Com Corporation from January 2000 through August 2001, most recently serving as vice president and general manager of its networking products. Before joining 3Com, she held executive positions at Motorola, Inc., a wireless and broadband communications company, from 1993 through 1999, where she was vice president and general manager for the paging division, and prior to that post, vice president of its semiconductor products section. Dr. Shimer worked for AT&T Bell Laboratories and Bethlehem Steel Company before joining Motorola. Dr. Shimer is Chairman of the Board of Directors of EarthLink Holdings Corp. and a member of the Board of Directors of Halyard Health, Inc. Dr. Shimer is also a member of the Society of Women Engineers and the Institute of Electrical and Electronics Engineers. Dr. Shimer holds a B.S. degree in Physics from Rensselaer Polytechnic Institute and Master's and Doctorate degrees in Electrical Engineering from Lehigh University. Dr. Shimer has extensive experience in the management of development and selling of technology products. She provides important perspectives in business management of these activities. As a past chief executive officer of a large private company, she provides guidance in overall business management to the Company's executives.

Grady K. Summers has served as one of our directors since January 2016. Mr. Summers is Senior Vice President and Chief Technology Officer of FireEye, Inc., a leading provider of comprehensive cybersecurity solutions for detecting, preventing and resolving advanced cyber-attacks, where he oversees the global CTO team that supports R&D and product engineering. He joined FireEye through its acquisition of Mandiant in 2014. At Mandiant, Mr. Summers served as the Vice President of Strategic Solutions and led the company’s strategic consulting and customer success divisions. Prior to Mandiant, from 2010 to 2012, Mr. Summers was a principal at Ernst & Young, responsible for the firm's information security program management practice. Before E&Y, from 1999 to 2010, he held various roles at General Electric, most recently as the Chief Information Security Officer overseeing a large global information security organization. Mr. Summers holds an MBA from Columbia University and a B.S. in computer systems from Grove City College in Pennsylvania. As a current chief technology officer of a public company, Mr. Summers provides the Company with extensive technology experience and strategic insight.

Thomas H. Waechter has served as one of our directors since December 2014. From January 2009 to August 2015, Mr. Waechter served as President, Chief Executive Officer and a member of the board of directors of JDS Uniphase Corporation (now Viavi Solutions Inc.), a leading provider of communications test and measurement solutions and optical products. He previously served as Executive Vice President and President of the Communications Test & Measurement Group of JDS Uniphase Corp. from 2007 until becoming Chief Executive Officer. Prior to that, Mr. Waechter held a wide variety of executive positions, including Chief Operating Officer at Harris Stratex Networks (now Aviat Networks, Inc.), President and Chief Executive Officer at Stratex Networks, President and Chief Executive Officer at REMEC Corporation and President and Chief Executive Officer of Spectrian Corporation. Additionally, he held a number of global executive-level positions during his 14-year career with Schlumberger Ltd. He holds a Bachelor of Business Administration from The College of William and Mary. As a recent chief executive officer of a public company and as a prior senior executive in a variety of highly relevant technology companies and international industries, Mr. Waechter provides the Company with extensive operational, strategic and executive management experience.

Vote Required and Board of Directors' Recommendation

The nine (9) nominees receiving the greatest number of votes of the shares present and entitled to vote at the annual meeting will be elected as directors. Stockholders are not entitled to cumulative voting in the election of directors. Pursuant to our corporate governance guidelines, it is our policy that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee and our Board of Directors. The election of directors pursuant to this proposal is an uncontested election, and therefore, this majority voting policy will apply. Our Board of Directors has unanimously approved each of the director nominees listed above and recommends that stockholders vote “FOR” the election of these nominees.

Board and Committee Meetings

Our Board of Directors held a total of six meetings during 2015. In addition, we strongly encourage the attendance of members of our Board of Directors at the annual meeting. At the 2015 Annual Meeting of Stockholders, all of our then-continuing directors attended in person.

There are no family relationships between any director or executive officer. Our Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees. Other than Mr. Lo, each member of our Board of Directors meets the independence standards of Rule 5602(a)(2) of the listing standards of the Marketplace Rules of the NASDAQ Stock Market and applicable independence rules of the Securities and Exchange Commission.

In 2015, all of our directors attended at least 75% of the meetings of our Board of Directors and any applicable committee on which they served while they were members of our Board of Directors or the applicable committee.

Committee	Year of Inception	Members at the End of 2015	Committee Functions		Meetings Held in 2015
Audit (1)	2000	Barbara V. Scherer (Chair) Jocelyn E. Carter-Miller A. Timothy Godwin Jef T. Graham	•	Reviews internal accounting procedures	10
			•	Appoints independent registered public accounting firm
			•	Reviews annual audit plan of the independent auditor, the results of the independent audit, and the report and recommendations of the independent auditor
			•	Evaluates the adequacy of our internal financial and accounting processes and controls
			•	Determines investment policy and oversees its implementation

Compensation	2000	Ralph E. Faison (Chair) Jocelyn E. Carter-Miller Gregory J. Rossmann Thomas H. Waechter (2)	•	Administers our equity plans	7
			•	Reviews and approves compensation of directors and officers, and makes recommendations to the Board with respect thereto
			•	Reviews and recommends general policies relating to compensation and benefits

Nominating and Corporate Governance	2004	Julie A. Shimer (Chair) Ralph E. Faison Gregory J. Rossmann Thomas H. Waechter	•	Recommends nomination of Board members	8
			•	Assists with succession planning for executive management positions
			•	Oversees and evaluates Board performance
			•	Evaluates composition, organization and governance of the Board and its committees

(1)
In January 2016, Grady K. Summers became a fifth member of the Audit Committee. Following Mr. Godwin's retirement as of the 2016 Annual Meeting of Stockholders, the Audit Committee will again consist of four members.

(2)	In June 2015, Mr. Waechter was appointed as a member of the Compensation Committee, replacing retiring director Linwood A. Lacy, Jr.

Audit Committee

Our Board of Directors first adopted a written charter for the Audit Committee in August 2000. A copy of our current amended and restated Audit Committee charter is available in the investor relations section of our website at www.netgear.com. Our Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. None of the members of the Audit Committee is an employee of NETGEAR. Ms. Scherer serves as Chair of our Audit Committee.

Compensation Committee

Our Board of Directors first adopted a written charter for the Compensation Committee in August 2000. A copy of our current amended and restated Compensation Committee charter is available in the investor relations section of our website at www.netgear.com. Our Board of Directors has determined that all members of the Compensation Committee meet the non-employee director definition of Rule 16b-3 promulgated under Section 16 of the 1934 Act, the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the independence standards of the applicable NASDAQ

Marketplace Rules. Mr. Faison serves as Chair of our Compensation Committee. The Compensation Committee may form and delegate authority to subcommittees (consisting solely of Compensation Committee members) when appropriate.

Nominating and Corporate Governance Committee

Our Board of Directors formed a Nominating and Corporate Governance Committee and adopted its written charter in April 2004. A copy of our current amended and restated Nominating and Corporate Governance Committee charter is available in the investor relations section of our website at www.netgear.com. None of the members of the Nominating and Corporate Governance Committee is an employee of NETGEAR. Dr. Shimer serves as Chair of our Nominating and Corporate Governance Committee.

Policy for Director Recommendations and Nominations

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by members of our Board of Directors, management and stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to our Board of Directors from stockholders who have provided the following written information: the candidate's name; home and business contact information; detailed biographical data and qualifications; information regarding any relationships between the candidate and NETGEAR within the last three years; and evidence of the nominating person's ownership or beneficial ownership of NETGEAR stock and amount of stock holdings. The Nominating and Corporate Governance Committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by our Board of Directors, individual Board members or management.

In addition, a stockholder may nominate a person directly for election to our Board of Directors at an annual meeting of our stockholders provided they meet the requirements set forth in our amended and restated bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board of Directors at an annual meeting (either for inclusion in our proxy statement via “proxy access” or not for inclusion in our proxy statement), is described above in the section entitled “General Information - Deadline for Receipt of Stockholder Proposals or Director Nominations for 2017 Annual Meeting.”

Where the Nominating and Corporate Governance Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating and Corporate Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management. In its evaluation of director candidates, including the members of our Board of Directors eligible for re-election, the Nominating and Corporate Governance Committee considers, among other factors:

•	the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board; and

•	such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service, and actual or potential conflicts of interest.

With respect to diversity, the Nominating and Corporate Governance Committee also focuses on various factors such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints.

In connection with its evaluation, the Nominating and Corporate Governance Committee determines whether it will interview potential nominees. After completing the evaluation and review, the Nominating and Corporate Governance Committee may nominate the nominee(s) for election to our Board of Directors.

Corporate Governance Policies and Practices

We maintain a corporate governance page in the investor relations section of our website at www.netgear.com. This website includes, among other items, profiles of all of our directors and officers, charters of each committee of the Board, our corporate governance guidelines, our code of ethics, the information regarding our whistleblower policy, and our director and officer stock ownership guidelines.

Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the NASDAQ Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•
A majority of the members of the Board are independent directors, as defined by the NASDAQ Marketplace rules. Independent directors do not receive consulting, legal or other fees from us other than standard Board and Committee compensation.

•	Dr. Shimer serves as the lead independent outside director.

•	The independent directors of the Board meet regularly without the presence of management.

•
The Board has adopted a code of ethics that is applicable to all of our employees, officers and directors. This code is intended to deter wrongdoing and promote ethical conduct. Directors, officers and employees are required to complete annual surveys relating to their knowledge of any violation of legal requirements or the code of ethics, including any violations of our anti-corruption compliance policy. We will post any amendments to, or waivers from, our code of ethics on our website.

•
Directors stand for re-election every year. Pursuant to our corporate governance guidelines, it is our policy that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee and our Board of Directors.

•	The Audit, Compensation, and Nominating and Corporate Governance Committees each consist entirely of independent directors.

•	The charters of the Board committees clearly establish their respective roles and responsibilities.

•	At least annually, the Board reviews our business initiatives, capital projects and budget matters.

•	The Audit Committee reviews and approves all related party transactions.

•	The Board has implemented a process of periodic self-evaluation of the Board and its Committees.

•
As part of our Whistleblower Policy, we have made a “whistleblower” hotline available to anyone, including all employees, for anonymous reporting of financial or other concerns. The Audit Committee receives directly, without management participation, all hotline activity reports, including complaints on accounting, internal controls or auditing matters.

•	Directors are encouraged to attend our annual meeting. While their attendance is not required, at the 2015 Annual Meeting of Stockholders, all of our then-continuing directors attended in person.

•
Directors and officers are encouraged to hold and own common stock of the Company to further align their interests and actions with the interest of our stockholders, pursuant to our director and officer stock ownership guidelines.

•
Under our insider trading policy, directors and employees, including our executive officers, are prohibited from hedging or pledging of the Company's securities and from investing in derivatives of the Company's securities.

Board Leadership Structure

The Board believes that the Company's Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company's business and industry, and most capable of effectively identifying strategic priorities and leading any discussion about the Company's business. The Board and management have different perspectives and roles in strategy development. The Company's independent directors bring experience, oversight and expertise from outside the Company and from industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with a lead independent director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Lead Independent Director

Dr. Shimer has served as the lead independent director since July 2013. Dr. Shimer also serves as the Chair of the Nominating and Corporate Governance Committee. As the lead independent director, Dr. Shimer has the responsibility of presiding at all executive sessions of the Board, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him or her on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Director Compensation

Our non-employee directors receive a $25,000 annual retainer. The chairperson of the Audit Committee is also paid an additional annual retainer of $10,000, and each chairperson of our other committees is also paid an additional annual retainer of $4,000. In addition, the lead independent director receives an additional annual retainer of $15,000. Retainers are paid on a quarterly basis after the end of each quarter.

Our non-employee directors receive $1,000 per meeting attended and are entitled to reimbursement of travel (first-class domestic and business-class international) and other related expenses incurred in connection with their attendance at meetings of the Board of Directors and committee meetings. The chairperson of the Audit Committee receives an additional $1,000 per committee meeting or sub-meeting with management attended, and the chairperson of the Compensation Committee and of the Nominating and Corporate Governance Committee each receives an additional $500 per meeting attended. Meeting fees are aggregated and paid on a quarterly basis after the end of each quarter.

Upon joining the Board, a non-employee director is eligible to receive an initial grant of 8,000 restricted stock units. The restricted stock units will vest 1/3 on each anniversary of the grant date, so that the entire grant will be fully vested over a three year period, subject to continued service through such dates.

On an annual basis, a non-employee director who has been a director for at least six months at the time of our annual stockholder meeting is eligible to receive a grant of a number of restricted stock units equal to $200,000 divided by the closing price of the Company’s common stock on the date of such meeting. These restricted stock units become fully vested on the date of the following year's annual stockholder meeting.

In order to encourage continuing director education, the Nominating and Corporate Governance Committee has also established a budget for director education of $6,000 over any two-year period for each director. Directors serving on multiple boards are encouraged to obtain pro rata reimbursement of their director education expenses from each corporation that they serve.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews information regarding the Company's credit, liquidity and operations, as well as the risks related thereto. The Company's Compensation Committee is generally responsible for overseeing the management of risks relating to the Company's executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. In addition, the Company has a Risk Committee that reports to the Board at least annually regarding its findings on enterprise risk and the Company's management of this risk. The Risk Committee is led by the Company's internal audit team and is composed of department heads and leaders across the Company. The Risk Committee meets on a regular basis and reviews enterprise risk across the Company's various functional groups.

Fiscal Year 2015 Director Compensation

The following Director Compensation Table sets forth certain information regarding the compensation of our non-employee directors for the 2015 fiscal year.

Name	Fees Earned In Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Jocelyn E. Carter-Miller (3)	47,000	199,973	—	246,973
Ralph E. Faison (3)	51,000	199,973	—	250,973
A. Timothy Godwin (3)	44,667	199,973	—	244,640
Jef T. Graham (3)	41,000	199,973	—	240,973
Linwood A. Lacy, Jr. (4)	17,500	—	—	17,500
Gregory J. Rossmann (3)	45,000	199,973	—	244,973
Barbara V. Scherer (3)	57,333	199,973	—	257,306
Julie A. Shimer (3)	62,000	199,973	—	261,973
Thomas H. Waechter (3)	39,000	199,973	—	238,973

(1)
The amounts included in the “Stock Awards” column represent the full grant date value of non-option stock awards (restricted stock units) granted in 2015 calculated utilizing the provisions of the authoritative guidance for stock compensation without regard to vesting. For a discussion of the valuation assumptions, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. As of December 31, 2015, each Director had the following number of restricted stock units outstanding: Jocelyn E. Carter-Miller, 6,393 units; Ralph E. Faison, 6,393 units; A. Timothy Godwin, 6,393 units; Jef T. Graham, 6,393 units; Linwood A. Lacy, Jr., 0 units; Gregory J. Rossmann, 6,393 units; Barbara V. Scherer, 6,393 units; and Julie A. Shimer, 6,393 units; and Thomas H. Waechter, 11,727 units.

(2)
As of December 31, 2015, each Director had the following number of options outstanding: Jocelyn E. Carter-Miller, 0; Ralph E. Faison, 0; A. Timothy Godwin, 1,800; Jef T. Graham, 0; Linwood A. Lacy, Jr., 0; Gregory J. Rossmann, 1,800; Barbara V. Scherer, 0; Julie A. Shimer, 1,800; and Thomas H. Waechter, 0.

(3)
On June 2, 2015, each of these directors was issued 6,393 restricted stock units, which vest entirely on the date of the 2016 Annual Meeting of Stockholders. Each grant of these restricted stock units had a grant date fair value of $199,973. There were no stock option awards made to the directors in 2015.

(4)	Linwood A. Lacy, Jr. did not stand for re-election to the Board of Directors at our 2015 Annual Meeting of Stockholders.

Director Stock Ownership Guidelines

Our Board of Directors adopted stock ownership guidelines for our directors and executive officers, effective as of January 1, 2005. The guidelines require our directors to own a minimum of 5,000 shares of NETGEAR common stock. Directors have a five year period in which to achieve the required compliance level. Shares owned directly by a director and unvested restricted stock units are counted toward the guidelines. All of our directors are currently in compliance with the guidelines.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is responsible for recommending to our Board of Directors salaries, incentives and other forms of compensation for officers and other employees. None of the members of the Compensation Committee is currently or has been at any time an officer or employee of NETGEAR or a subsidiary of NETGEAR. There were no interlocks or insider participation between any member of the Board of Directors or Compensation Committee and any member of the Board of Directors or Compensation Committee of another company.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2016 and, with the endorsement of our Board of Directors, recommends to stockholders that they ratify that appointment. PricewaterhouseCoopers LLP served in this capacity for the year ended December 31, 2015. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and be available to answer any appropriate questions.

Audit and Related Fees

The following table is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services for the years ended December 31, 2015 and December 31, 2014:

Fee Category	2015 Fees	2014 Fees
Audit Fees	$1,713,175	$1,779,130
Audit-Related Fees	5,837	7,921
Tax Fees	369,405	324,788
All Other Fees	3,600	3,600
Total Fees	$2,092,017	$2,115,439

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting and review of our quarterly interim consolidated financial statements, as well as services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for consultations in connection with Sarbanes-Oxley compliance, acquisitions, as well as financial accounting and reporting standards.

Tax Fees. Consists of fees billed for professional services including assistance regarding federal, state and international tax compliance and related services, as well as professional services for tax advice and tax planning.

All Other Fees. Consists of fees billed for use of an online accounting research tool provided by PricewaterhouseCoopers LLP.

Before selecting and prior to determining to continue its engagement for 2016 with PricewaterhouseCoopers LLP, the Audit Committee carefully considered PricewaterhouseCoopers LLP's qualifications as an independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee's review also included matters required to be considered under the Securities and Exchange Commission's rules on auditor independence, including the nature and extent of non-audit services, to ensure that the auditors' independence will not be impaired. The Audit Committee pre-approves all audit and non-audit services provided by PricewaterhouseCoopers LLP, or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible. All of the services provided by PricewaterhouseCoopers LLP described under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee of our Board of Directors has determined that the provision of non-audit related services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Vote Required and Board of Directors' Recommendation

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our amended and restated bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee and Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

PROPOSAL THREE
APPROVAL OF NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for NETGEAR and our stockholders. This proposal gives our stockholders the opportunity to cast an advisory vote to approve compensation to our executive officers set forth in the Summary Compensation Table (the “Named Executive Officers”).

Our executive compensation programs aim to address a number of objectives, such as attracting and retaining highly qualified executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating our Named Executive Officers to achieve returns for our stockholders. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Furthermore, we believe that the various elements of our executive compensation program combine to promote our goal of ensuring that total compensation should be related to both NETGEAR's performance and individual performance.

We urge you to carefully read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional information regarding our executive compensation, including our compensation philosophy and objectives and the 2015 compensation of the Named Executive Officers. The following highlights important aspects of executive compensation with respect to our Named Executive Officers in fiscal year 2015:

•	Approximately 70% of total compensation for our Named Executive Officers is variable and tied to achievement of internal performance targets or Company performance;

•	We granted long-term equity awards (four-year standard vesting) that link the interests of our Named Executive Officers with those of our stockholders;

•	Named Executive Officers are not entitled to any tax gross-up treatment on any severance, change-of-control benefits or other benefits; and

•	We have clawback provisions for the executive bonus plan for Named Executive Officers and stock option and restricted stock unit award agreements for Named Executive Officers.

We believe the compensation program for the Named Executive Officers is instrumental in helping us try to achieve our financial performance and business goals. In 2015, our net revenue declined to $1.30 billion from $1.39 billion, a decrease of 6.7% compared to the prior year, as we began to execute on our plans to resize our service provider business for higher profitability. We operate our business profitably, with GAAP net income for 2015 of $48.6 million, compared to $8.8 million for 2014. In addition, our GAAP operating margin for 2015 was 6.6%, compared to 2.0% for 2014. Our earnings and operational performance helped drive a cash, cash equivalents and short-term investments balance at the end of 2015 of $278.3 million, an increase of $21.2 million over the prior year-end. In addition, during 2015 we returned approximately $117.7 million in capital to our stockholders through the repurchase of shares of our common stock.

We request stockholder approval of the compensation of our Named Executive Officers as disclosed pursuant to the requirements of Section 14A of the 1934 Act and the Securities and Exchange Commission's compensation disclosure rules (which disclosure includes the CD&A, the compensation tables and the narrative disclosures that accompany the compensation tables). Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Vote Required and Board of Directors' Recommendation

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. The Company intends to conduct an advisory vote to approve the Company's executive compensation annually. The next such vote will be conducted at our 2017 Annual Meeting of Shareholders.

The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the approval of the compensation of our Named Executive Officers.

PROPOSAL FOUR
APPROVAL OF NETGEAR, INC. 2016 EQUITY INCENTIVE PLAN

General

We are seeking stockholder approval of a new NETGEAR, Inc. 2016 Equity Incentive Plan (the “2016 Plan”) to help us achieve our goals of attracting, motivating and retaining our employees and other service providers through grants of equity awards. Our Board of Directors has adopted the 2016 Plan, subject to approval from our stockholders at the 2016 Annual Meeting of Stockholders. If approved, the 2016 Plan will replace our 2006 Long-Term Incentive Plan (the “Existing Plan”). The Existing Plan terminated on April 13, 2016 by its terms; therefore, no new awards will be granted under the Existing Plan. If stockholders do not approve the 2016 Plan, we will not have an active equity compensation plan. The Existing Plan, however, will continue to govern awards previously granted under it.
We strongly believe that the approval of the 2016 Plan is essential to our continued success. Our employees are our most valuable assets, and offering a broad-based equity compensation program is vital to attracting and retaining the most highly skilled people in our industry. We believe that employees who have a stake in the future success of our business are highly motivated to achieve our long-term business goals and increase stockholder value. The 2016 Plan is designed to assist us in recruiting, motivating and retaining talented employees who can help us achieve our business goals, including creating long-term value for stockholders. The 2016 Plan would be a significant part of our overall equity compensation strategy, and would be one of the primary programs through which our employees could achieve ownership in the Company and thereby share in the success of our Company.

The affirmative vote by a majority of shares present in person or by proxy at the 2016 Annual Meeting of Stockholders and entitled to vote is required to approve the 2016 Plan. Our executive officers and our directors have an interest in this proposal. A full copy of the 2016 Plan is attached to this proxy statement as Appendix A.

Considerations of the Board in Making its Recommendation
Our Board of Directors approved the 2016 Plan, subject to approval by our stockholders, following substantial review of, and deliberation concerning, our historical and anticipated equity grant practices and requirements, peer group industry data presented by the Company’s third-party compensation consultant and the structure of the proposed 2016 Plan. In view of the composition of NETGEAR’s stockholder base, which is largely comprised of institutional stockholders, the Board of Directors also considered the policy guidelines of the major proxy advisory firms in determining the size of the proposed share reserve for the 2016 Plan as well as the key terms and limitations of the proposed 2016 Plan. Our management also engaged in discussions with a number of our institutional stockholders to give these stockholders an opportunity to provide direct feedback on potential equity plan terms, factors they considered important in reviewing a new equity plan and other corporate governance policies and practices. Our Board of Directors took this feedback into consideration as the proposed 2016 Plan was finalized.

In determining the number of additional shares to reserve for issuance under the 2006 Plan, our Board of Directors considered a number of factors, including:
Historical Grant Practices. Our Board of Directors considered the historical amounts of equity awards that we have granted in the past several years. Our historical “burn rate,” which we define as the number of shares subject to equity awards granted in a fiscal year divided by the weighted average common shares outstanding for that fiscal year, for the last three fiscal years has been as follows:

Fiscal Year	Stock Options Granted	Full Value Equity Awards Granted	Total Shares Granted (Adjusted) (1)	Weighted Average Shares Outstanding	Adjusted Burn Rate (2)	Unadjusted Burn Rate (3)
2015	296,000	524,566	1,345,132	33,161,112	4.06%	2.47%
2014	396,718	468,250	1,333,218	35,770,936	3.73%	2.42%
2013	502,560	743,975	1,990,510	38,379,154	5.19%	3.25%

(1)
The adjusted total number of shares granted is the sum of (i) the number of shares of common stock subject to option grants and (ii) the number of shares of common stock subject to restricted stock unit awards multiplied by two (consistent with the methodology used by Institutional Shareholder Services).

(2)	The adjusted burn rate equals the adjusted total number of shares granted divided by the weighted average shares outstanding in a given fiscal year.

(3)	The unadjusted burn rate equals the unadjusted total number of shares granted divided by the weighted average shares outstanding in a given fiscal year.
In particular, in 2013, we shifted our historical practice of primarily granting stock options to new and existing employees to a practice of granting either only restricted stock units or a combination of stock options and restricted stock units. One goal of this change was to reduce our burn rate over time. In addition, our burn rate in 2013 was higher than it otherwise would have been as a result of a significant increase in our headcount following our addition of approximately 160 new employees in connection with our acquisition of the AirCard business from Sierra Wireless, Inc. in early 2013. Equity award grants to these new employees were made from the Existing Plan share pool.
Forecasted Grant Practices. We expect to continue our practice of emphasizing the grant of restricted stock units over stock options for most new and existing employees, and we are focused on maintaining or reducing our historical burn rates through a variety of measures. We have recognized and responded to the potential dilutive effects of our equity award practices, as reflected by our stock buyback history described below. The Board of Directors carefully monitors our annual burn rate, dilution and equity expense to ensure that we maximize stockholders’ value by granting only the appropriate number of equity awards necessary to attract, reward and retain employees. If our stockholders approve the 2016 Plan as proposed, we will have approximately 3,199,827 shares available for grant under the 2016 Plan after our 2016 Annual Meeting, based on share data as of April 3, 2016.
Impact of Stock Repurchase Program. Our stock repurchase program has significantly offset the dilutive effect of our equity award practices, which has been one goal, among others, of this program. During fiscal 2015, we repurchased 3,770,305 shares of common stock at an average price of $31.21 per share, during fiscal 2014, we repurchased 2,826,288 shares of common stock at an average price of $32.05 per share, and during fiscal 2013, we repurchased 2,004,932 shares of common stock at an average price of $31.47 per share. Over the short-term, however, our repurchase of shares of common stock also had the effect of reducing the outstanding share base against which our burn rate is calculated, contributing to a higher burn rate for each of these years than would otherwise have been calculated. Offsetting dilution will continue to be a factor in how we decide to use our cash in the future.
Awards Outstanding Under Existing Grants and Available Shares. The following table provides information as of April 3, 2016 about our common stock that may be issued upon the exercise of options and rights granted, or in the future granted, to employees or members of our Board of Directors under all existing equity compensation plans:

As of April 3, 2016
Total number of shares of common stock subject to outstanding stock options	2,647,916
Total number of shares of common stock subject to outstanding full value equity awards	1,251,090
Weighted-average exercise price of outstanding stock options	$31.31
Weighted-average remaining term of outstanding stock options (in years)	6.10
Total number of shares of common stock available for grant under all equity plans	699,827

The 2016 Plan Combines Compensation and Governance Best Practices

As described in greater detail below and in the 2016 Plan, the 2016 Plan includes provisions designed to protect stockholder value and to reflect corporate governance best practices, including:

•	Administration. The 2016 Plan will be administered by the Compensation Committee of our Board of Directors, which is comprised entirely of independent non-employee directors.

•
No single-trigger vesting acceleration on a change in control. Other than for awards to non-employee directors and awards that are not assumed or substituted upon a change in control, the 2016 Plan does not provide for automatic acceleration of award vesting on a change in control.

•
Repricing is not allowed. The 2016 Plan prohibits repricing outstanding stock options or stock appreciation rights and canceling outstanding stock options or stock appreciation rights that have an exercise price greater than the then-current fair market value of our common stock in exchange for cash or other awards.

•
Stockholder approval is required for additional shares. The 2016 Plan does not contain an annual “evergreen” provision. Instead, the 2016 Plan authorizes a fixed number of shares so that stockholder approval is required to issue any additional shares, allowing our stockholders to have direct input on our equity compensation programs.

•
A fungible ratio for full value awards. Each “full value award” (as defined below) will be counted against the 2016 Plan’s share reserve as 1.58 shares for every one share subject to such award. For these purposes, a “full value award” is any award pursuant to the 2016 Plan, other than options, stock appreciation rights or other awards based solely on an increase in value of our common stock following the grant date.

•
Annual limits on individual awards. The 2016 Plan limits the number of shares and amount of cash that may be granted or paid through awards to individuals for each fiscal year of the Company, including specific annual award limits for our non-employee directors.

•
Award minimum vesting requirements. In general, awards will vest in full no earlier than the 1-year anniversary of the grant date, except that, in certain limited cases, awards may fully accelerate vesting and up to 5% of the shares reserved for the 2016 Plan may be issued without regard to this minimum vesting requirement. Separate from the preceding minimum vesting requirement, the 2016 Plan also provides that awards subject to solely time-based vesting may fully vest no earlier than the 3-year anniversary of the grant date, except that, in certain limited cases, awards may fully accelerate vesting without regard to this minimum vesting requirement.

•	No liberal share counting. Shares used to pay the exercise price of an award and shares withheld for taxes will not be returned to the 2016 Plan’s share reserve.

•	No tax gross-ups. The 2016 Plan does not provide for tax gross-ups.

Section 162(m)
The 2016 Plan also is designed to allow us to deduct in full for federal income tax purposes the compensation recognized by our executive officers in connection with certain awards granted under the 2016 Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees,” as determined under Section 162(m) of the Code and applicable guidance, (“Section 162(m)”). However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation from stock options, stock appreciation rights and certain restricted stock, restricted stock units, performance shares and performance units awarded under the 2016 Plan to qualify as “performance-based” within the meaning of Section 162(m), the 2016 Plan imposes limits on the sizes of such awards that may be granted to any individual during any fiscal year of the Company, as further described below. By approving the 2016 Plan, stockholders will be approving, among other things, the eligibility requirements for participation in the 2016 Plan, performance measures upon which specific performance goals applicable to certain awards would be based, limits on the numbers of shares or cash compensation that could be awarded to a participant during any fiscal year, and the other material terms of the 2016 Plan and awards granted under it. Notwithstanding the foregoing, we will have the ability to grant equity awards under the 2016 Plan that do not qualify as “performance-based” compensation within the meaning of Section 162(m).
Description of the 2016 Equity Incentive Plan
The following is a description of the material features of the 2016 Plan and its operation. The description is qualified in its entirety by reference to the 2016 Plan, a copy of which is attached to this proxy statement as Appendix A, and which is incorporated herein by this reference.
General Description of the 2016 Equity Incentive Plan
The purposes of the 2016 Plan are to attract and retain the best available personnel; to provide additional incentive to employees, directors, and consultants of the Company and employees and consultants of any parent, subsidiary, or affiliate of the Company; and to promote the success of our Company’s business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock or cash awards as the Administrator may determine.

Shares Available under the 2016 Plan
Subject to the adjustment provisions in the 2016 Plan, stockholders are being asked to approve a number of shares of our common stock for issuance under the 2016 Plan equal to the sum of 2,500,000 shares, plus (i) any shares that were available for grant under the Existing Plan as of immediately prior to the Existing Plan’s expiration by its terms, plus (ii) any shares subject to stock options, restricted stock units, performance shares or similar awards granted under the Existing Plan that, on or after the date the 2016 Plan becomes effective, expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the Existing Plan that are forfeited to or repurchased by our Company, but each share subject to such awards without an exercise price will be added to the 2016 Plan share reserve as one and fifty-eight hundredths (1.58) shares, where the maximum number of shares to be added to the 2016 Plan from the Existing Plan as a result of clause (i) above equals 699,827 shares and as a result of clause (ii) above equals 3,899,006 shares. The shares may be authorized, but unissued, or reacquired common stock.

Any shares subject to restricted stock, restricted stock units, performance units, or performance shares awarded under the 2016 Plan will be counted against the shares available for issuance under the 2016 Plan as one and fifty-eight hundredths (1.58) shares for every one share subject to such awards. If a share that counted as one and fifty-eight hundredths (1.58) shares against the shares available for issuance under the 2016 Plan is made available again for issuance under the 2016 Plan as described below, the 2016 Plan will be credited with 1.58 shares.
If any award granted under the 2016 Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or is forfeited to or repurchased by our Company due to failure to vest, then the unpurchased, forfeited, or repurchased shares subject to such award will become available for future grant or sale under the 2016 Plan. For the exercise of stock appreciation rights, the gross shares issued pursuant to a stock appreciation right will cease to be available under the 2016 Plan. If unvested shares of restricted stock, restricted stock units, performance shares or performance units are forfeited to or repurchased by our Company, such shares will become available for future grant under the 2016 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will not become available for future grant or sale under the 2016 Plan. Payment of cash rather than shares pursuant to an award will not reduce the number of shares available for issuance under the 2016 Plan.
In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities or other change in the corporate structure affecting our common stock occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2016 Plan, will adjust the number and class of shares that may be delivered under the 2016 Plan, and/or the number, class and price of shares of stock subject to outstanding awards, and the numerical share limits set forth in the 2016 Plan.
Administration
The Board has delegated administration of the 2016 Plan to the Board’s Compensation Committee. The Board may further delegate administration of the 2016 Plan to any committee of the Board, or a committee of individuals satisfying applicable laws appointed by the Board in accordance with the terms of the 2016 Plan. For purposes of this description of the 2016 Plan, the term “Administrator” refers to the Board or any committee designated by the Board to administer the 2016 Plan. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended. In the case of awards intended to qualify for the “performance-based compensation” exemption under Section 162(m), administration must be by a committee comprised solely of two or more “outside directors” within the meaning of Section 162(m).
Subject to the terms of the 2016 Plan, the Administrator has the sole discretion to determine fair market value; to select the service providers who will receive awards and the number of shares to be covered by such awards; to determine the terms and conditions of awards; to approve forms of award agreements for use under the 2016 Plan; to modify or amend each award (subject to the exchange program prohibition, described below), including to accelerate vesting or waive forfeiture restrictions; and to interpret the provisions of the 2016 Plan and outstanding awards. The Administrator may allow a participant to defer the receipt of payment of cash or delivery of shares that otherwise would be due to such participant under an award. The Administrator may make, amend or rescind rules and regulations relating to the 2016 Plan and/or any sub-plans established for the purpose of satisfying applicable foreign laws and may make all other determinations deemed necessary or advisable for administering the 2016 Plan, provided that the Administrator may not institute an exchange program. The Administrator will issue all awards pursuant to the terms and conditions of the 2016 Plan.

Prohibition Against Exchange Programs
The Administrator will not have the authority to implement an exchange program whereby (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding award is increased or reduced.
Limitations

The maximum number of shares that may be issued upon the exercise of incentive stock options will equal 100% of the aggregate share number determined under clauses (i) and (ii) of the first paragraph of the “Shares Available Under the 2016 Plan” section above, plus, to the extent allowable under Section 422 of the Code, any shares that become available for issuance as described in the third paragraph of the “Shares Available Under the 2016 Plan” section.

The 2016 Plan contains annual award limits intended to satisfy Section 162(m). The maximum number of shares and/or cash that may be issued to any one individual under the 2016 Plan in any fiscal year is set forth below:

Award Type	Annual Number of Shares or Dollar Value
Stock Option	500,000 shares
Stock Appreciation Right	500,000 shares
Restricted Stock	250,000 shares
Restricted Stock Units	250,000 shares
Performance Units	Initial Value of $5,000,000
Performance Shares	250,000 shares

In addition to the Section 162(m) limits above, the 2016 Plan provides that a non-employee director may not receive cash-settled awards with a grant date fair value of greater than $500,000 or stock-settled awards with a grant date fair value of greater than $500,000, in each case, increased to $1,000,000 in the fiscal year of his or her initial service as a non-employee director. Any awards granted to a non-employee director while he or she was a consultant (but not a non-employee director) or employee of our Company or any parent, subsidiary or affiliate of our Company will not count toward these non-employee director award limitations.
Minimum Vesting Requirements for Awards
Awards will vest in full no earlier than the 1-year anniversary of the grant date, unless vesting of an award is (i) required to be accelerated under the 2016 Plan due to a change in control or, in the case of awards subject to time-based vesting only, a termination of service as a result of a participant’s retirement, death, or disability or (ii) the Administrator, in its discretion, provides that an award may accelerate vesting due to a participant’s death, disability or retirement. However, awards covering up to 5% of the shares reserved for issuance under the 2016 Plan may be granted or modified without regard to the one-year minimum vesting limitation above.
In addition, awards subject to solely time-based vesting will fully vest no earlier than the 3-year anniversary of the grant date, unless vesting of an award is required to be accelerated under the 2016 Plan due to a change in control, a participant’s termination of service as a result of retirement, disability or death or the award constitutes an annual grant to a non-employee director.
Eligibility
Awards may be granted to directors of our Company and employees and consultants of our Company or any parent, subsidiary or affiliate of our Company. Incentive stock options may be granted only to persons who as of the time of grant are employees of our Company or any parent or subsidiary corporation of our Company. As of April 3, 2016, we had approximately 939 employees (including one employee director), nine non-employee directors and six consultants.
Stock Options
Each option granted under the 2016 Plan will be evidenced by an award agreement specifying the number of shares subject to the option and the other terms and conditions of the option. The exercise price per share of each option may not be less than the fair market value of a share of our common stock on the date of grant (except if granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code). However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of our Company or any parent or subsidiary corporation of our Company must have an exercise price per share equal to at least 110% of the fair market value of a share on the date of grant. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. Generally, the fair market value of our common stock is the closing sales price of our common stock as quoted on the Nasdaq Global Select Market (or such other established stock exchange or national market system) on the date of determination, as reported in The Wall Street Journal.
Options will be exercisable at such times and under such conditions as the Administrator determines and set forth in the award agreement. An option subject to time-based vesting will become fully vested upon termination of a participant’s service for retirement, disability or death. The 2016 Plan provides that the Administrator will determine the acceptable form(s) of consideration for exercising an option. An option will be deemed exercised when we receive the notice of exercise and full payment for the shares to be exercised, together with applicable tax withholdings.
The maximum term of an option will be specified in the award agreement, provided that options will have a maximum term of no more than ten years, and provided further that an incentive stock option granted to a ten percent stockholder must have a term not exceeding five years.
The Administrator will determine and specify in each award agreement, and solely in its discretion, the post-termination exercise period applicable to an option following a participant’s terminating service with our Company. In the absence of such a determination, a participant (or such other appropriate person) will be able to exercise the vested portion of an option for: (i) 3 months following the participant’s termination for reasons other than retirement, death or disability, and (ii) 12 months following the participant’s termination due to retirement, death or disability. In no event, however, will an option be exercisable beyond its term.
Stock Appreciation Rights
A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. Each stock appreciation right granted under the 2016 Plan will be evidenced by an award agreement specifying the exercise price, the expiration date, the conditions of exercise, and other terms and conditions of the award. A stock appreciation right subject to time-based vesting will become fully vested upon termination of a participant’s service for retirement, death or disability.
The exercise price per share of each stock appreciation right may not be less than the fair market value of a share on the date of grant. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive a payment determined by multiplying: (i) the difference between the fair market value of a share on the date of exercise and the exercise price by (ii) the number of exercised stock appreciation rights. We may pay the appreciation in cash, in shares of equivalent value, or in some combination thereof. The term of a stock appreciation right will be no more than ten years from the date of grant. The terms and conditions relating to the period of post-termination exercise for options (described above) also apply to stock appreciation rights.
Restricted Stock Awards
Awards of restricted stock are rights to acquire or purchase shares that generally are subject to transferability and forfeitability restrictions for a specified period. Each award of restricted stock will be evidenced by an award agreement specifying the period during which the transfer of shares is subject to restriction (which, in the Administrator’s sole discretion may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events the Administrator determines), if any, the number of shares granted, and other terms and conditions of the award. Shares of restricted stock generally will be held in escrow until the end of the period of restriction applicable to such shares. A restricted stock award subject to time-based vesting will become fully vested upon termination of a participant’s service for retirement, disability or death. Notwithstanding the foregoing, if the Administrator desires that the award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements, as further discussed below.
Unless otherwise provided by the Administrator, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed as of the date set forth in the award agreement. Unless the Administrator provides otherwise, participants holding shares of restricted stock will have the right to vote the shares and to receive any dividends paid with respect to such shares, except that dividends or other distributions paid in shares will be subject to the same restrictions on transferability and forfeitability as the original award. The Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Restricted Stock Units
The Administrator may grant restricted stock units, which represent a right to receive cash or shares of our common stock at a future date. Each restricted stock unit granted under the 2016 Plan will be evidenced by an award agreement specifying the number of shares subject to the award, the form of payout, and other terms and conditions of the award.
Restricted stock units will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the awards otherwise vest. Restricted stock units subject to time-based vesting will become fully vested upon termination of a participant’s service for retirement, disability or death. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit or individual goals (including continued employment or service), applicable federal or state securities laws, or any other basis the Administrator determines in its discretion. Notwithstanding the foregoing, if the Administrator desires that the award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements, as further discussed below.
After the grant of restricted stock units, the Administrator, in its sole discretion, may reduce or waive any restrictions (including vesting criteria) with respect to such restricted stock units. A participant will forfeit any unearned restricted stock units as of the date set forth in the award agreement. Payment of earned restricted stock units will be made as soon as practicable after the date set forth in the award agreement, and, in the Administrator’s sole discretion, will be settled in cash, shares of our common stock, or in a combination of both (which will have an aggregate fair market value equal to the earned restricted stock units).
Performance Units and Performance Shares
Performance units and performance shares are awards that result in a payment to a participant only if specified performance objectives or other vesting provisions are achieved during a specified performance period. Each award of performance units or shares will be evidenced by an award agreement specifying the performance period during which achievement of applicable performance objectives or other vesting criteria will be measured and other terms and conditions of the award. Each performance unit will have an initial value established by the Administrator on or before the grant date. Each performance share will have an initial value equal to the fair market value of a share on the grant date.

The Administrator will set performance objectives or other vesting provisions, which may be based upon achieving Company-wide, divisional, business unit or individual goals (including continued employment or service), applicable federal or state securities laws, or any other basis the Administrator determines in its discretion. Notwithstanding the foregoing, if the Administrator desires that the award qualify as performance-based compensation under Section 162(m), any vesting criteria will be based on a specified list of performance goals and certain other requirements, as further discussed below.

After the applicable performance period has ended, the holder of performance units or shares will be entitled to receive a payout of the number of performance units or shares earned by the participant over the performance period. The Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares. Payment of earned performance units or shares will be made as soon as practicable after the end of the applicable performance period, and, in the Administrator’s sole discretion, will be made in cash, in shares of equivalent value, or any combination of both (which will have an aggregate fair market value equal to the earned performance units or shares at the close of the applicable performance period). A participant will forfeit all performance units or shares that are unearned or unvested as of the date set forth in the award agreement.
Awards to Covered Employees
The 2016 Plan contains additional restrictions and limitations on awards intended to satisfy the performance-based compensation requirements under Section 162(m) to participants classified as “covered employees.” The granting and/or vesting of awards of restricted stock, restricted stock units, performance shares and performance units, and other incentives under the 2016 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement, including: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; safety record; stock price; and total stockholder return. Any performance goals may be used to measure the performance of the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and may be measured either on an absolute basis, a per share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB”) or which may be adjusted when established to either exclude any items otherwise includable under GAAP or under IASB principles or include any items otherwise excludable under GAAP or under IASB principles. The performance goals may differ from participant to participant and from award to award.
To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), with respect to any award granted subject to performance goals, and within the first 25% of the performance period and no more than 90 days following the commencement of the performance period (or such other time required or permitted by Section 162(m)), the Administrator will, in writing: (i) designate one or more participants to whom an award will be made; (ii) select the performance goals applicable to the performance period; (iii) establish the performance goals, and the amounts of such awards, as applicable, which may be earned for the performance period; and (iv) specify the relationship between performance goals and the amounts of such awards, as applicable, to be earned by each participant for such performance period. Following the completion of each performance period, the Administrator will certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amounts earned by a participant, the Administrator may reduce or eliminate (but not increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the performance period. A participant will be eligible to receive payment pursuant to an award for a performance period only if the performance goals for such period are achieved.
Transferability of Awards
Awards generally are not transferable other than by will or by the laws of descent or distribution, and may be exercised during the lifetime of the participant, only by the participant.
Dissolution or Liquidation
In the event of our Company’s proposed dissolution or liquidation, the Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to the completion of such proposed action to the extent the award has not been previously exercised.
Change in Control
The 2016 Plan provides that, in the event of a “change in control” (as defined in the 2016 Plan), each award will be treated as the Administrator determines, including that (i) awards may be assumed or substantially equivalent awards will be substituted by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately before the completion of such change in control; (iii) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part, before or upon completion of such change in control, and, to the extent the Administrator determines, terminate upon or immediately before the effectiveness of such merger or change in control; (iv) (A) awards will be terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date the transaction occurs, or (B) awards will be replaced with other rights or property the Administrator selects in its sole discretion; or (v) any combination of the foregoing. The Administrator will not be required to treat all awards similarly in the transaction.

If the successor corporation does not assume or substitute for the award, options and stock appreciation rights will become fully vested and exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, for awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all other terms and conditions will be deemed met. In addition, if an option or stock appreciation right is not assumed or substituted for, the Administrator will notify the participant that the option or stock appreciation right will be exercisable for a period of time the Administrator determines in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to awards granted to our non-employee directors, in the event of a change in control, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and, for awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all other terms and conditions met.

Termination or Amendment
The 2016 Plan will automatically terminate ten years from the date of its adoption by the Board, unless terminated earlier by the Board. The Administrator may amend, alter, suspend or terminate the 2016 Plan at any time, provided that no amendment may be made without stockholder approval to the extent approval is necessary or desirable to comply with any applicable laws. In addition, no amendment, alteration, suspension or termination may materially impair the rights of any participant unless mutually agreed in writing otherwise between the participant and the Administrator.
Summary of U.S. Federal Income Tax Consequences
The following paragraphs are intended as a summary of the U.S. federal income tax consequences to U.S. taxpayers and the Company of equity awards granted under the 2016 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on his or her individual circumstances.
Incentive Stock Options

A participant recognizes no taxable income for federal income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option generally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, our Company will not be entitled to a deduction for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by our Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax if such tax exceeds the federal income tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.
Nonstatutory Stock Options

Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special U.S. tax status. A participant generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to our Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.
Stock Appreciation Rights

In general, no taxable income is recognized when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received. Any additional gain or loss recognized upon any later disposition of the shares will be capital gain or loss.
Restricted Stock Awards

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to or cash received by such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.
Performance Unit or Performance Share Awards

A participant generally will recognize no income upon the grant of a performance unit or share. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2016 Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A of the Code fails to comply with its provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.
Tax Effect for our Company

Our Company generally will be entitled to a tax deduction in connection with an award under the 2016 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include (among others) stockholder approval of the 2016 Plan and its material terms, setting limits on the number of awards that any individual may receive, and establishing performance criteria that must be met before an award will vest or be paid. The 2016 Plan has been designed to permit (but not require) the grant of awards that are intended to qualify as performance-based compensation for purposes of satisfying the conditions of Section 162(m).

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECTS OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE 2016 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

New Plan Benefits
It is not presently possible to determine the benefits that will be received by participants in the 2016 Plan in fiscal 2016 or in future years. However, set forth below are the awards that were granted under the Existing Plan during fiscal 2015.

Name of Individual or Group	Option Awards (shares)	Weighted Average Option Exercise Price	Option Awards (1)	Stock Awards (shares)	Stock Awards (2)
Patrick C.S. Lo	100,000	$31.28	$1,081,130	25,000	$782,000
Christine M. Gorjanc	30,000	$31.28	$324,339	12,000	$375,360
Michael A. Werdann	18,000	$31.28	$194,603	15,000	$484,020
Michael F. Falcon	25,000	$31.28	$270,283	7,000	$218,960
Andrew W. Kim	25,000	$31.28	$270,283	7,000	$218,960
Executive officers as a group (10 persons)	271,000	$31.28	$2,929,862	103,400	$3,271,212
Non-executive director group (8 persons)	—	$—	—	51,144	$1,599,784
Non-executive officer employee group (657 persons)	25,000	$31.98	$275,337	370,022	$11,997,328
(1) The amounts included in the “Option Awards” column represent the full grant date value of option stock awards granted in 2015 calculated utilizing the provisions of the authoritative guidance for stock compensation without regard to vesting. For a discussion of the valuation assumptions, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(2) The amounts included in the “Stock Awards” column represent the full grant date value of non-option stock awards (restricted stock units) granted in 2015 calculated utilizing the provisions of the authoritative guidance for stock compensation without regard to vesting. For a discussion of the valuation assumptions, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

Vote Required and Board of Directors' Recommendation
The affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy and entitled to vote on the matter is required to approve the adoption of the 2016 Plan. Unless marked to the contrary, proxies received will be voted “FOR” approval of the 2016 Plan.
Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” approval of Proposal Four - Approval of NETGEAR, Inc. 2016 Equity Incentive Plan. Our executive officers and our directors have an interest in this proposal.

PROPOSAL FIVE
APPROVAL OF AN AMENDMENT TO THE NETGEAR, INC. 2003
EMPLOYEE STOCK PURCHASE PLAN
We are asking our stockholders to approve an amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan, as amended (the “Purchase Plan”). Currently, a total of 1,000,000 shares of our common stock are authorized for sale under the Purchase Plan. The Purchase Plan is a significant part of our overall equity compensation strategy, especially with respect to our non-executive employees and is a significant program through which our employees may achieve ownership in the Company and thereby share in the success of our Company. Therefore, the Board has approved an amendment to the Purchase Plan to increase the number of shares of NETGEAR, Inc. common stock authorized for sale under the Purchase Plan by 1,000,000 shares to a total of 2,000,000 shares, subject to stockholder approval at the 2016 Annual Meeting of Stockholders. As of April 3, 2016, without giving effect to the proposed amendment, a total of 47,256 shares were available for sale under the Purchase Plan. The Purchase Plan is not being amended in any other material respect.

Summary of the Purchase Plan
The following is a summary of the principal features of the Purchase Plan and its operation. The summary is qualified in its entirety by reference to the Purchase Plan as set forth in Appendix B to this proxy statement.
General
The Purchase Plan was originally adopted by the Board in April 2003 and approved by our stockholders in July 2003. The Board approved an amendment to increase the number of shares of NETGEAR, Inc. common stock authorized for sale under the Purchase Plan by 500,000 shares and stockholders approved this amendment at the 2009 Annual Meeting. The purpose of the Purchase Plan is to provide eligible employees with an opportunity to purchase shares of the Company’s common stock through payroll deductions.
Shares Available for Issuance
If our stockholders approve this proposal, a total of 2,000,000 shares of our common stock will be authorized for sale under the Purchase Plan, of which 47,256 shares were available for sale as of April 3, 2016 and an additional 1,000,000 shares would available following stockholder approval at the 2016 Annual Meeting of Stockholders.
Administration
The Board or a committee appointed by the Board (referred to herein as the “Administrator”) administers the Purchase Plan. All questions of interpretation or application of the Purchase Plan are determined by the Administrator and its decisions are final and binding upon all participants.
Eligibility
Generally, each of the Company’s (or the Company’s designated subsidiaries) common law employees whose customary employment with the Company (or one of the Company’s designated subsidiaries) is at least twenty hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan; except that no employee will be granted an option under the Purchase Plan (i) to the extent that, immediately after the grant, such employee would own or have the right to purchase 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or any parent or subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all of the Company’s or any parent or subsidiary of the Company’s employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time. As of April 3, 2016, approximately 756 employees, including all of our executive officers, were eligible to participate in the Purchase Plan.
Offering Period
Unless the Administrator determines otherwise, each offering period under the Purchase Plan will have a duration of approximately six (6) months, commencing on the first trading day on or after February 16 and August 16 of each year and terminating on the following August 15 and February 15, or the immediately preceding trading day if August 15 or February 15 is not a trading day.
To participate in the Purchase Plan, an eligible employee must authorize payroll deductions pursuant to the Purchase Plan, which may not exceed 10% of a participant’s eligible compensation (which generally includes base straight time gross earnings, commissions, bonuses, overtime and shift premiums, but exclusive of payments for any other compensation) during the offering period, unless the Administrator provides otherwise. During an offering period, a participant may increase or decrease the rate of payroll deductions in an offering period within limits set by the Plan and the Administrator.

Once an employee becomes a participant in the Purchase Plan, the employee continues to participate in each successive offering period until the employee withdraws from the Purchase Plan or the employee’s employment with the Company or one of the Company’s designated subsidiaries terminates. On the first trading day of each offering period, each participant is granted an option to purchase shares of the Company’s common stock. The option expires at the end of the offering period, or potentially earlier in connection with an employee’s termination (described below), but is exercised on the last trading day of the offering period to the extent of the payroll deductions accumulated during such offering period.
Purchase Price
Unless and until the Administrator determines otherwise, the per share purchase price is 85% of the fair market value of a share of common stock on the first trading day or the last trading day of the offering period, whichever is lower. The fair market value of common stock on any relevant date generally will be the closing sales price per share as reported on any established stock exchange or a national market system, as quoted on such exchange or system, as reported in The Wall Street Journal.
Payment of Purchase Price; Payroll Deductions
The number of whole shares of common stock that a participant may purchase in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that offering period by the purchase price; provided, however, that a participant may not purchase more than 10,000 shares each offering period.
Non-Transferability
Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or by designation of a beneficiary) by the participant.
Withdrawal
Generally, a participant may withdraw all but not less than all of his or her payroll deductions for an offering period at any time by written notice prior to the last trading day of the offering period without affecting his or her eligibility to participate in future offering periods. Once a participant withdraws from an offering period, however, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver a new subscription agreement to the Company.
Termination of Employment
Upon termination of a participant’s employment for any reason, including death or disability, he or she will be deemed to have elected to withdraw from the Purchase Plan and any payroll deductions credited to the participant’s account (to the extent not yet used to make a purchase of the Company’s common stock) will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan, and such participant’s option will automatically be terminated.
Adjustments upon Changes in Capitalization, Dissolution or Liquidation, or Change of Control
Changes in Capitalization. Subject to any required action by our stockholders, in the event of any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock, or any other change in the number of shares of our common stock effected without receipt of consideration by the Company (provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”), proportionate adjustments will be made to the purchase price per share and the number of shares of common stock covered by each option under the Purchase Plan (which has not yet been exercised), as well as to the number of the shares available for purchase under the Purchase Plan and the per-person numerical limits on the number of shares that may be purchased under the Purchase Plan.
Dissolution or Liquidation. In the event of the Company’s proposed dissolution or liquidation, the offering period then in progress will be shortened by setting a new exercise date on which such offering period will end, unless provided otherwise by the Administrator. The new exercise date will be prior to the dissolution or liquidation. If the Administrator shortens any offering period then in progress, the Administrator will notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the participant’s option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.
Change of Control. In the event of a “change of control,” as defined in the Purchase Plan, each option under the Purchase Plan will be assumed or an equivalent option will be substituted by the successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, any offering periods then in progress will be shortened by setting a new exercise date on which such offering period will end. The new exercise date will be prior to the change of control. Further, the Administrator will notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the participant’s option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Amendment and Termination of the Purchase Plan. The Administrator may, at any time and for any reason, terminate, amend or suspend the Purchase Plan, including the term of any offering period then in progress. Generally, no such termination or amendment can adversely affect options previously granted and stockholder approval will be sought for certain changes as required by applicable law.
Participation in Purchase Plan Benefits
Participation in the Purchase Plan is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Non-employee directors are not eligible to participate in the Purchase Plan. No purchases have been made under the amended Purchase Plan since its adoption by the Board. For illustrative purposes, the following table sets forth (i) the number of shares of our common stock that were purchased during fiscal 2015 under the Purchase Plan, (ii) the average price per share paid for such shares, and (iii) the fair market value at the date of purchase.

Name of Individual or Group	Number of Shares Purchased	Average Per Share Purchase Price	Fair Market Value at Date of Purchase
Patrick C.S. Lo	752	$26.89	$31.63
Christine M. Gorjanc	—	—	—
Michael A. Werdann	—	—	—
Michael F. Falcon	—	—	—
Andrew W. Kim	—	—	—
Executive officers as a group	2,370	$27.05	$31.83
Non-executive director group	—	—	—
Non-executive officer employee group	106,921	$27.32	$32.14

Certain Federal Income Tax Information
The following brief summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.
The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and more than one year from the applicable date of purchase, the participant will recognize ordinary income equal to the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE PURCHASE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Vote Required and Board of Directors’ Recommendation
The approval of this proposal requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the approval of this proposal, which would amend the NETGEAR, Inc. 2003 Employee Stock Purchase Plan, as amended, to increase the number of shares of NETGEAR, Inc. common stock authorized for sale thereunder by 1,000,000 shares to a total of 2,000,000 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 3, 2016 by:

•	each stockholder who we know beneficially owns more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our Named Executive Officers set forth in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options or other rights held by that person that are currently exercisable or that will become exercisable within 60 days of April 3, 2016, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. The percentages in the table below are based on 32,494,993 shares of our common stock outstanding as of April 3, 2016. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. The information provided in this table is based on our records and information filed with the Securities and Exchange Commission, unless otherwise noted.

Name and Address	Number of Shares of Common Stock Beneficially Owned	Number of Shares Underlying Equity Awards Beneficially Owned (8)	Total Shares Beneficially Owned	Percentage of Total Shares Beneficially Owned
5% Stockholders:
FMR LLC (1)	3,310,747	—	3,310,747	10.2%
BlackRock, Inc. (2)	3,204,068	—	3,204,068	9.9%
Dimensional Fund Advisors LP (3)	2,526,805	—	2,526,805	7.8%
The Vanguard Group, Inc. (4)	2,301,843	—	2,301,843	7.1%
LSV Asset Management (5)	1,708,191	—	1,708,191	5.3%
Executive Officers and Directors:
Patrick C.S. Lo (6)	345,732	801,627	1,147,359	3.4%
Christine M. Gorjanc	37,600	120,354	157,954	*
Michael A. Werdann	10,596	49,026	59,622	*
Michael F. Falcon	11,829	67,139	78,968	*
Andrew W. Kim	—	56,888	56,888	*
Jocelyn E. Carter-Miller	3,939	—	3,939	*
Ralph E. Faison	18,150	—	18,150	*
A. Timothy Godwin (7)	54,965	—	54,965	*
Jef T. Graham	14,483	—	14,483	*
Gregory J. Rossmann	24,550	1,800	26,350	*
Barbara V. Scherer	11,249	—	11,249	*
Julie A. Shimer	18,150	1,800	19,950	*
Grady K. Summers	—	—	—	—
Thomas H. Waechter	966	—	966	*

All current directors and executive officers as a group (19 persons)	559,956	1,255,619	1,815,575	5.4%
* Less than one percent of our outstanding shares of common stock

(1) Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2016, by FMR LLC (“FMR”). FMR has sole power to vote or direct the vote of 346,994 shares and sole power to dispose or to direct the disposition of 3,310,747 shares. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(2)  Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 8, 2016, by BlackRock, Inc. (“BlackRock”). BlackRock has sole power to vote or direct the vote of 3,104,448 shares and sole power to dispose or to direct the disposition of 3,204,068 shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(3)  Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2016, by Dimensional Fund Advisors LP (“Dimensional Fund Advisors”). Dimensional Fund Advisors has sole power to vote or direct the vote of 2,441,059 shares and sole power to dispose or to direct the disposition of 2,526,805 shares. The address of Dimensional Fund Advisors is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(4)  Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2016, by The Vanguard Group, Inc (“Vanguard Group”). Vanguard Group has sole power to vote or direct to vote of 40,538 shares, sole power to dispose of or to direct the disposition of 2,259,605 shares and shared power to dispose or to direct the disposition of 42,238 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 38,738 shares as a result of its serving as investment manager of collective trust accounts. The address of Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(5) Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2016, by LSV Asset Management. LSV Asset Management has sole power to vote or direct the vote of 676,700 shares and sole power to dispose or to direct the disposition of 1,708,191 shares. The address of LSV Asset Management is 155 N. Wacker Drive, Suite 4600, Chicago, IL 60606.

(6) Shares beneficially owned by Mr. Lo include (1) 128,750 shares held of record by The Patrick and Emily Lo Revocable Trust dated 4-7-99, (2) 147,668 shares held of record by the education trusts of Mr. Lo's children and Mr. Lo is a co-trustee of each such trust, and (3) 69,314 shares held of record by Mr. Lo.

(7) Shares are held by A. Timothy Godwin Family Trust dated 3/27/95, as amended.

(8) The Securities and Exchange Commission deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. The shares indicated represent shares underlying stock options exercisable and restricted stock units vesting within 60 days of April 3, 2016.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

NETGEAR is a global networking company that delivers innovative products to consumers, businesses and service providers. In 2015, our net revenue declined to $1.30 billion from $1.39 billion, a decrease of 6.7% compared to the prior year, as we began to execute on our plans to resize our service provider business for higher profitability. We operate our business profitably, with GAAP net income for 2015 of $48.6 million, compared to $8.8 million for 2014. In addition, our GAAP operating margin for 2015 was 6.6%, compared to 2.0% for 2014. Our earnings and operational performance helped drive a cash, cash equivalents and short-term investments balance at the end of 2015 of $278.3 million, an increase of $21.2 million over the prior year-end. In addition, during 2015 we returned approximately $117.7 million in capital to our stockholders through the repurchase of shares of our common stock.

Despite challenges in certain of our markets and customers segments during 2015, we realigned the business for improved long-term profitability and were able to make share gains in key product categories and important regions worldwide. We remain committed to pursuing growth opportunities we see in smart homes, next generation service providers, and small and medium-sized businesses. We have maintained financial discipline while continuing to drive innovation with continual investment in research and development. We have also maintained a strong balance sheet and continue to closely manage our expenses, inventory and cash.

We believe the compensation program for our Named Executive Officers is instrumental in driving the Company's focus on long-term growth and strong financial performance. The compensation of our Named Executive Officers consists of three main elements: base salary, annual incentive compensation and long-term incentive compensation. Compensation is based on overall company performance as well as individual performance. We continue to seek to have total compensation for Named Executive Officers at or near the median for our Peer Group, as identified below. We believe all of these factors help us achieve total compensation for our Named Executive Officers that is fair, reasonable and competitive.

General Compensation Philosophy

We compete in an aggressive and dynamic industry and, as a result, we believe that finding, motivating and retaining quality employees, particularly senior managers, sales personnel and technical personnel, are critical factors to our future success.

Our compensation programs aim to address a number of objectives, including attracting and retaining highly qualified executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating management to achieve returns for our stockholders. The Compensation Committee, as well as our Board of Directors, does not believe that our compensation policies encourage excessive risk taking by our executives or employees. Our programs are geared for short and long-term performance with the goal of increasing stockholder value over the long term. Our executive compensation program impacts all of our employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

We believe that the compensation of our executives should reflect their success as a management team in attaining key short term and long term operating objectives, such as growth of sales, operating margins and earnings per share, market share, long term competitive advantage, and ultimately, in attaining and sustaining an increased market price for our common stock. We believe that the performance of our executives in managing the Company, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determination of their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives.

In June 2015, we held a stockholder advisory vote to approve the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our Named Executive Officers, where approximately 93% of stockholder votes cast were in favor of our say-on-pay resolution. As we evaluated our compensation practices and talent needs throughout 2015, we also were mindful of the strong support our stockholders expressed at our 2014 annual meeting, where approximately 93% of stockholder votes cast also were in favor of our say-on-pay resolution, for our philosophy of linking compensation to our operating objectives and the enhancement of stockholder value. As a result, our Compensation Committee retained and continued our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our most senior executives when they help deliver on our objectives.

Designing a Competitive Compensation Package

Recruitment and retention of our Named Executive Officers and other executive management require a competitive compensation package. Our Compensation Committee has the responsibility for evaluating the executive compensation plans, policies, and programs and making such recommendations or changes as it deems appropriate. Our Compensation Committee's approach emphasizes fixing total compensation for executives, which consists of base salary and benefits, annual cash incentive and long-term incentive awards, at approximately the median of our peer group (the “Peer Group”). The Peer Group was last reviewed and confirmed in the first half of 2015 by Compensation Strategies, Inc., the Compensation Committee's compensation consultant, with input from our Chief Executive Officer and Compensation Committee Chairman. The Peer Group consisted of 18 U.S. publicly traded companies (including two that subsequently were acquired) from the computer peripheral and communications equipment industries of relatively similar annual revenue and market capitalization as compared to us:

ADTRAN, Inc.	Fortinet, Inc.
ARRIS International plc	Infinera Corp.
Aruba Networks, Inc.	Juniper Networks, Inc.
Brocade Communications Systems, Inc.	Logitech International S.A.
Ciena Corporation	NetApp, Inc.
Emulex Corp.	Plantronics, Inc.
Extreme Networks, Inc.	Polycom, Inc.
F5 Networks, Inc.	Quantum Corp.
Finisar Corp.	SanDisk Corp.
For companies within the Peer Group, the median annual 2014 revenues were approximately $1.25 billion, with an average of $2.16 billion. The median market capitalization was $2.38 billion, with an average of $4.20 billion. Statistical analysis was used to adjust all market compensation data to approximate the current annual revenues of the Company given the variation in size of the companies from which compensation data is collected. Statistical regression techniques were used to remove the significant swings that can occur with individual raw data points.

Each element of compensation as well as total compensation are quantified and reviewed to determine the Company's competitiveness compared to the Peer Group. Precise comparisons of some forms of compensation are not possible due to lack of data or different valuation approaches for compensation that is contingent, of uncertain duration or not dollar or share-based. Therefore, certain comparisons are based on observations generally rather than comparison survey data. When data is not current through the most recent year, estimates are made to update values and public and private survey information was also used as a supplement to the data.

In determining the appropriate individual compensation levels for Named Executive Officers, the Compensation Committee considers the Peer Group compensation data as well as the individual's tenure, experience, skills, and individual and Company performance. Compensation levels for all Named Executive Officers, except our CEO, are developed by the Compensation Committee in consultation with our CEO and Compensation Strategies, Inc. The Compensation Committee engages in an active dialogue with our CEO concerning the Company's strategic objectives and performance targets. The Compensation Committee reviews the appropriateness of the financial measures used in the incentive plans and the degree of difficulty in achieving specific performance targets. The Compensation Committee also reviews with our CEO the individual responsibilities, abilities and objectives achieved in the prior year for each of the Named Executive Officers. In the case of the CEO, the Compensation Committee develops its own recommendation with the assistance of Compensation Strategies, Inc. in executive session without the CEO, or any other member of management, present. The Compensation Committee independently reviews and approves the compensation for Named Executive Officers and certain other key executives, and the Board (including all independent members of the Board) also ratifies and approves such compensation.

Compensation Committee Consultant

The Compensation Committee engages Compensation Strategies, Inc., an independent third party compensation consulting firm, to assist in selecting the Peer Group and gathering general industry compensation data. The consultant reports directly to the Compensation Committee but has been authorized by the Compensation Committee to work with certain executive officers and employees of the Company. In order to determine and confirm independence, the consultant completes an independence questionnaire provided by the Company. In addition, each director and executive officer of the Company completes an annual questionnaire which includes questions which ask about any actual or potential conflicts or relationship between such individual and the consultant. The consultant conducts regular reviews of total compensation of the Named Executive Officers and members of the Board. The consultant also provides advice with respect to other executive and Board compensation issues that might arise during the year, but otherwise provides no other services to the Company.

Setting the Pay Mix

Total Compensation

The Compensation Committee emphasizes performance-based compensation, which includes elements dependent directly on results, for our executive team. Total cash compensation (i.e., base salary and annual cash incentive) is targeted at approximately the median total cash compensation of the Peer Group for Named Executive Officers. Comparing the elements of total target compensation for 2015, base salary comprises approximately 30%, target annual incentive compensation approximately 20%, and long-term incentive compensation approximately 50% of the pay mix. However, we do not have a formal policy allocating between cash and non-cash compensation or between each element of compensation.

For 2015, our target total compensation (i.e., base salary, annual cash incentive and long-term incentives) for Named Executive Officers as a group was below the median for the Peer Group by approximately 10%. This percentage below the median resulted from our lower long-term incentive compensation for Named Executive Officers as a group relative to the targeted median of the Peer Group, offset by our modestly higher variances in base salary and cash incentive plan amounts from the Peer Group median amounts in these categories. We continue to regularly evaluate our compensation practices and expect to continue to set target total compensation for Named Executive Officers to meet our goal of targeting the median Peer Group amounts in the future.

Fixed Compensation

Principal elements of fixed compensation consist of base salary and benefits (e.g., 401(k) plan, health, life and disability insurance and employee stock purchase plan). We target the value of fixed compensation generally near the median of the Peer Group to facilitate a competitive recruitment and retention strategy.

Base Salary. We generally set base salaries for Named Executive Officers at approximately the 50th percentile of the Peer Group, with individual variations based on job scope, tenure, retention risk and other factors relevant to the Compensation Committee. Increases in base salary reflect assessed performance, providing a performance link to this element of fixed compensation. Base salaries are generally reviewed by the Compensation Committee and approved by the independent members of the Board of Directors during the second quarter of the year. Accordingly, the Compensation Committee reviewed and determined base salaries for Named Executive Officers to be effective as of July 1, 2015, except for Mr. Werdann, whose salary increase was effective as of March 1, 2015: Mr. Lo's salary remained the same at $775,000, Ms. Gorjanc's salary was increased from $480,000 to $500,000, Mr. Werdann's salary was increased from $300,000 to $351,000, Mr. Falcon's salary was increased from $360,000 to $375,000, and Mr. Kim’s salary was increased from $350,000 to $365,000. As a group, the base salaries for Named Executive Officers exceeded the median for the Peer Group by approximately 11%, and we believe this result is generally consistent with our stated goal of targeting the median metrics for the Peer Group.

Benefits. We provide various employee benefit programs to our Named Executive Officers, including health, life and disability insurance, a 401(k) plan and the opportunity to purchase our common stock through payroll deductions at a discounted price through our 2003 Employee Stock Purchase Plan. In addition, we match contributions made by Named Executive Officers to their 401(k) plan up to an amount equal to $3,000 per year. These benefit programs are generally available to all our employees on substantially equal terms.

Incentive Compensation

Our executive incentive compensation is linked directly to our sales and earnings growth and long-term total return to stockholders. Our incentive compensation awards include annual cash incentives tied to the current year's performance and equity awards that generally vest over four years to retain executives and to reward long-term performance. Our incentive compensation awards in 2015 included the grant of both option awards and restricted stock unit awards to our Named Executive Officers. Our Named Executive Officers, other than Mr. Werdann, also received payments under the annual cash incentive plan based on the Company's 2015 financial results. As our Senior Vice President of Worldwide Sales, Mr. Werdann received payments under a sales commission plan instead of our executive bonus plan for 2015. Certain Named Executive Officers also received an additional discretionary cash award, reflecting these officers' substantial contributions to the success of the Company's business in 2015.

Annual Incentive Plan (Cash). Our Named Executive Officers, other than Mr. Werdann, participate under our annual bonus plan and are eligible to receive a cash bonus primarily based upon the level of annual non-GAAP operating income achieved by the Company relative to a target established at the beginning of the calendar year. We believe that annual non-GAAP operating income is an appropriate measure, as this indicates profitable revenue growth and generally reflects achievement of some of our shorter term objectives for growth in sales, operating margins and earnings per share, and market share. Non-GAAP operating income is equal to our GAAP operating income after excluding amortization of intangible assets, stock-based compensation expense, restructuring and other charges, acquisition-related expense, impact to cost of sales from acquisition accounting adjustments to inventory, litigation reserves, goodwill impairment charges and intangibles impairment charges.
Under the 2015 executive bonus plan, our Named Executive Officers, other than Mr. Werdann, were eligible to receive an incentive bonus based upon the level of annual non-GAAP operating income achieved by the Company. The target bonus amounts for our Chief Executive Officer, Chief Financial Officer, Business Unit General Manager, and other Executive Officers were 115%, 75%, 60%, and 50% of their respective fiscal year average base salaries. Bonus amounts for these executive officers would become eligible to be paid based upon the Company achieving a minimum threshold amount of 70% of the non-GAAP operating income target of $144.0 million, or $101.0 million, for 2015. If 2015 annual non-GAAP operating income exceeded this $101.0 million threshold, then a bonus of 30% of an individual's target bonus would be earned, subject to other bonus plan conditions. If the Company exceeded the target of $144.0 million in non-GAAP operating income, then 50% of amounts in excess of this target would be contributed to an additional bonus pool until the bonus pool reached a sufficient level to fund the target bonus amounts for participants in the plan. If there was additional non-GAAP operating income beyond the amount required to fully fund the target bonus amounts, then 50% of such excess amount also would be contributed to the bonus pool, subject to reaching a level sufficient to pay maximum bonus amounts. The maximum bonus amount payable under the bonus plan was 150% of an individual’s target bonus amount, or 172.5%, 112.5%, 90%, and 75% of the respective fiscal year average base salaries of our Chief Executive Officer, Chief Financial Officer, Business Unit General Manager, and other Executive Officers.

We believe that the target of $144.0 million in non-GAAP operating income and the minimum threshold amount of $101.0 million were set at appropriate levels based on market and industry expectations at that time and our 2015 annual operating plan reviewed and approved by our Board of Directors, and that each was achievable and not unrealistic. In addition, once the eligible bonus is determined based upon the level of annual non-GAAP operating income achieved, the Compensation Committee also has discretion to reduce such bonus based upon the executive's achievement of his or her individual annual objectives. As a group, the target annual incentive cash bonus amount for the applicable Named Executive Officers was above the median for the Peer Group by approximately 10%. Consistent with our approach, the Peer Group market data generally results in target annual incentive cash bonus amounts being separated into three tiers, namely one for the Chief Executive Officer, one for the Chief Financial Officer and one for the other Named Executive Officers.

The Company's reported 2015 annual non-GAAP operating income was $123.3 million. Based on this amount exceeding the minimum threshold annual non-GAAP operating income amount of $101.0 million, but falling below the $144.0 million target, the applicable Named Executive Officers were paid 30% of their target bonuses. Therefore, under the terms of the 2015 executive bonus plan, the applicable Named Executive Officers received the following bonus payments: Mr. Lo received $267,375, which is approximately 35% of his base salary; Ms. Gorjanc received $110,269, which is approximately 22% of her base salary; Mr. Falcon received $55,134, which is approximately 15% of his base salary; and Mr. Kim received $53,634, which is approximately 15% of his base salary.
As our Senior Vice President of Worldwide Sales, Mr. Werdann received payments under a sales commission plan instead of our executive bonus plan for 2015. The 2015 sales commission plan for Mr. Werdann was based upon a modified measure of profit contribution achieved by the Company, measured on a quarterly basis, with a target objective derived from the Company’s 2015 annual operating plan approved by our Board of Directors at the beginning of 2015. Profit contribution is calculated for the worldwide retail and service provider business units under Mr. Werdann’s sales leadership and is comprised of point of sale revenue or net shipments, less related marketing spending. The aggregate profit contribution target for 2015 was over $974.0 million. The sales commission plan also provides for the ability of Mr. Werdann to earn additional commissions for overachieving above the target measure of profit contribution, calculated as up to three times the percentage by which actual achievement exceeds the target, calculated on a semi-annual basis. There also is a cap on the dollar amount of commissions that may be earned under the 2015 sales commission plan of 200% of target earnings. The amount of the earned commission is paid on a monthly basis, based on achievement to-date of quarterly targets. Mr. Werdann’s achievement against his sales commission plan ranged from 99% to 119% for the four quarterly periods in 2015. Based on the Company’s performance in 2015, Mr. Werdann earned aggregate sales commissions under this plan of $297,762.
Discretionary Cash Awards. Upon reviewing the unusual challenges faced by the Company during 2015, including important restructuring and resource realignment initiatives, as well as the extraordinary efforts by the executive officers to lead the Company in key product and customer successes, our Board of Directors determined to award certain Named Executive Officers an additional discretionary cash bonus amount. In this regard, our Board of Directors believed it was important for both retention and recognition purposes to reward these officers' exemplary efforts. As a result, the following discretionary cash bonus payments were made to our Named Executive Officers for 2015: Ms. Gorjanc received $110,269; Mr. Falcon received $55,134; and Mr. Kim received $53,634.
Equity Awards. We have provided long-term incentives through our 2003 Stock Plan (“2003 Plan”) and our Amended and Restated 2006 Long-Term Incentive Plan (“2006 Plan”). In the future, pending stockholder approval, we anticipate providing long-term incentives through our 2016 Equity Incentive Plan. Equity grants have been granted in the past under the 2003 Plan and the 2006 Plan to provide additional incentive to Named Executive Officers to maximize long-term total return to our stockholders. We generally provide an initial grant upon employment commencement and subsequent smaller annual refresh grants. We may grant a mixture of equity grants, including stock options, restricted stock and restricted stock units. We believe that equity grants are a particularly strong incentive, because they increase in value to our employees as the fair market value of our common stock increases. In the case of restricted stock and restricted stock units, which have immediate underlying value, such awards also provide a retention benefit over the vesting period of the awards. While the annual incentive plan might focus on achievement of shorter term objectives related to Company performance, we believe equity awards to our Named Executive Officers provide an incentive to reach some of our longer term objectives and metrics, such as building on our long-term competitive advantages and increasing the market value of our common stock over time.

With respect to the size of the equity awards granted to our Named Executive Officers, the Compensation Committee mostly relies on input from two sources to determine the amount of equity awards to be granted: research from Compensation Strategies, Inc. and input from our Chief Executive Officer. The Compensation Committee also reviews the then-current status of equity awards available for grant under our equity plan for the current year as well as for the foreseeable future. In addition, the Compensation Committee considers relevant factors, including without limitation the executive's position, the executive's individual performance, the number of equity awards held (if any), and the extent to which those equity awards are vested. Compensation Strategies, Inc. prepares a comprehensive analysis of the equity award practices of our Peer Group. Objectively, we generally target our compensation to be at the median for the Peer Group. Our Chief Executive Officer also gives his input on the size of equity grants to be made to the Named Executive Officers, other than himself, with a review of the prior year's grants as the baseline starting point and such officer's individual performance for the year. Accordingly, by combining analysis of specific objective data (from both the Peer Group report and the status of equity awards available for grant) with subjective input from our Chief Executive Officer, the Compensation Committee determines an appropriate amount of equity awards to be granted for each Named Executive Officer for the current year.

The Compensation Committee makes a formal recommendation to the independent members of the Board of Directors of any proposed awards for their review and approval. Equity awards for our Named Executive Officers may be granted pursuant to written consent of the Board but are typically granted during a Board of Directors meeting, which meetings are scheduled a year in advance to minimize the discretionary selection of grant dates and the appearance of granting options based on the timing of disclosure of material information to the public.

As part of the Company's annual compensation review in the first half of the year, annual equity awards were made to the Named Executive Officers during this period. The Named Executive Officers received a combination of option and restricted stock unit awards. During 2015, as a result of our organizational changes and realignment of resources, Mr. Werdann accepted additional sales team management duties and was promoted to Senior Vice President of Worldwide Sales. In connection with his promotion and increased responsibilities, Mr. Werdann received a 10,000-share restricted stock unit award, with four-year annual vesting, in addition to receiving an annual equity award at the time of our other Named Executive Officers. The Company's long-term incentive compensation for Named Executive Officers as a group was below the targeted median of the Peer Group by approximately 26%.

Clawback Policy

In order to minimize the risk of undue overpayment of cash bonus amounts and granting excessive option and restricted stock unit awards, the Compensation Committee and the Board of Directors in 2010 approved the addition of a clawback provision to the executive bonus plan and to award agreements which apply to the Named Executive Officers. The clawback provision may require a forfeiture of previously paid cash bonus amounts or previously awarded option or restricted stock unit awards in the event that the financial statements of the Company are subsequently restated and if such restated statements would have resulted in less of an actual cash bonus award being paid to Named Executive Officer or less of an actual option or restricted stock unit award being awarded to an Named Executive Officer, if such information had been known at the time the actual award had originally been calculated or determined. Pursuant to the clawback provision, the independent members of the Board of Directors or the Compensation Committee may require, in its discretion, that such Named Executive Officer forfeit and/or repay to the Company the amount by which an actual bonus award previously paid exceeds the lesser pro forma bonus award and the amount by which an actual award previously awarded exceeds the lesser pro forma option or restricted stock unit award, as the case may be. The policy is to put the Company in no worse position had the Compensation Committee known of the restatement of financial statements at the time of the awards. We believe this is a fair and equitable way to address any potential windfall that may benefit a Named Executive Officer in the event that our financial statements are materially inaccurate.

Stock Ownership Guidelines

We have also adopted, effective as of January 1, 2005, stock ownership guidelines for our Named Executive Officers to own and hold common stock of the Company to further align their interests and actions with the interests of our stockholders. Under the guidelines, our Chief Executive Officer is expected to own approximately five times his annual base salary. Other Named Executive Officers are expected to achieve ownership levels equal to approximately one to three times base salary. Named Executive Officers have a five-year period in which to achieve the required compliance level. Shares owned directly by the executive and unvested restricted stock units are counted toward the guidelines. As of December 31, 2015, all of the Named Executive Officers were in compliance with the stock ownership guidelines.

Policy Against Hedging or Pledging NETGEAR Stock

Under our insider trading policy, directors and employees, including our Named Executive Officers, are prohibited from hedging or pledging of the Company's securities and from investing in derivatives of the Company's securities.

Executive Severance and Change of Control Benefits

The Company does not have a formal executive severance or change in control plan. The severance and change of control benefits that each Named Executive Officer is eligible for is governed by his or her employment agreement, change of control agreement or offer letter with us. The Compensation Committee believes that these agreements and offer letters are an essential element of our Named Executive Officers' compensation packages in order to be competitive with other companies that compete with us for executive officer talent, and also to ensure that our Named Executive Officers feel that they have adequate financial security to manage any circumstances that would obligate us to pay them severance or change in control benefits. For a more detailed description of these severance and change of control benefits, please see “Executive Compensation-Potential Payments Upon Termination or Change In Control.”

Tax Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The Company generally seeks to maximize the deductibility for tax purposes of all elements of compensation. Our 2006 Plan was structured so that any compensation recognized by an executive officer in connection with the exercise of his or her outstanding options under the plan will qualify as performance-based compensation and will not be subject to the $1 million limitation. In addition, our 2006 Plan allowed our Compensation Committee to structure equity awards other than stock options as performance based compensation under Section 162(m). In addition, our Executive Bonus Plan allows us to structure our cash incentives that are paid thereunder to qualify for a deduction under Section 162(m). The Compensation Committee, however, periodically reviews applicable tax provisions, such as Section 162(m), and may revise compensation plans from time to time to comply with their rules and to maximize deductibility. Also, while the Compensation Committee believes that structuring compensation to be deductible under Section 162(m) generally is desirable, it may decide that foregoing a tax deduction is desirable to otherwise achieve its performance objectives.

Accounting Considerations

Our Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for the members of our executive team, other employees and members of our Board of Directors. These accounting considerations include Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC 718 requires us to measure the compensation expense for all share-based payment awards made to the members of our executive team, other employees and members of our Board of Directors, including options to purchase shares of our common equity securities, based on the grant date “fair value” of these awards. The application of ASC 718 involves significant judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of any options to purchase shares of our common equity securities. These inputs are based on assumptions as to the volatility of the underlying equity securities, risk free interest rates and the expected life of the options. As required by the generally accepted accounting principles in the United States, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value options granted in future periods may vary from the valuation assumptions we have used previously.

ASC 718 also requires us to recognize the compensation cost of these share-based payment awards in our statements of operations over the period that an executive officer, employee or member of our Board of Directors is required to render service in exchange for the option or other award (which, generally, will correspond to the award's vesting schedule). This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers, employees or members of our Board of Directors may never realize any value from their stock options or other share-based payment awards.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth certain information regarding the compensation of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers for 2015 (our “Named Executive Officers”) for services rendered in all capacities for the years indicated.

Name and Principal Position	Year	Salary	Stock Awards(1) (13)	Option Awards (2) (13)	Non-Equity Incentive Plan Compensation (13)		All Other Compensation		Total
Patrick C.S. Lo, Chairman and Chief Executive Officer	2015	$775,000	$782,000	$1,084,698	$267,375	(7)	$3,000	(6)	$2,912,073
	2014	$762,404	$813,000	$1,199,146	$—		$3,000	(5)	$2,777,550
	2013	$732,500	$964,811	$1,383,769	$208,684	(3)	$3,000	(4)	$3,292,764
Christine M. Gorjanc, Chief Financial Officer	2015	$489,846	$375,360	$324,339	$220,538	(8)	$20,783	(9)	$1,430,866
	2014	$464,885	$390,240	$358,470	$—		$3,000	(5)	$1,216,595
	2013	$445,000	$325,400	$381,537	$156,513	(3)	$3,000	(4)	$1,311,450
Michael A. Werdann, Senior Vice President of Worldwide Sales	2015	$342,054	$484,020	$194,603	$297,762	(10)	$3,000	(6)	$1,321,439
Michael F. Falcon, Senior Vice President of Worldwide Operations and Support	2015	$367,385	$218,960	$270,282	$110,268	(11)	$3,000	(6)	$969,895
	2014	$347,404	$227,640	$298,725	$—		$3,000	(5)	$876,769
	2013	$330,000	$227,780	$317,948	$88,691	(3)	$3,000	(4)	$967,419
Andrew W. Kim, Senior Vice President of Corporate Development, General Counsel and Corporate Secretary	2015	$357,385	$218,960	$270,282	$107,268	(12)	$3,000	(6)	$956,895
	2014	$339,923	$227,640	$298,725	$—		$3,000	(5)	$869,288
	2013	$312,500	$227,780	$317,948	$41,737	(3)	$3,000	(4)	$902,965

(1)
The amounts reported in this column represent the aggregate value of the stock awards granted to the Named Executive Officers during 2015, 2014 and 2013, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. As required, the amounts shown exclude the impact of estimated forfeitures.

(2)
The amounts reported in this column represent the aggregate value of option awards granted to the Named Executive Officers during 2015, 2014 and 2013, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. As required, the amounts shown exclude the impact of estimated forfeitures. For a discussion of the valuation assumptions for stock options, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. Please see the “Grants of Plan-Based Awards” table for more information regarding the option awards we granted in 2015.

(3)
Represents the amounts earned in relation to the Company's 2011 RSU Substitute Bonus Plan. Under the 2011 RSU Substitute Bonus Plan, each Named Executive Officer was eligible to earn a cash bonus if the Company achieved in 2011 fully-diluted non-GAAP earnings per share of $2.20, subject to certain exclusions. The Company achieved this target. Accordingly, the Named Executive Officers were paid 50% of the target bonus in the fourth quarter of 2012 and the remaining 50% was paid in the fourth quarter of 2013.

(4)	Consists of matching contributions under our 401(k) plan that were earned in 2013 and paid in February 2014.

(5)	Consists of matching contributions under our 401(k) plan that were earned in 2014 and paid in February 2015.

(6)	Consists of matching contributions under our 401(k) plan that were earned in 2015 and paid in February 2016.

(7)	Represents bonus amount earned under the Company's 2015 executive bonus plan and paid in February 2016.

(8)
Includes a $110,269 bonus payment earned under the Company's 2015 executive bonus plan and a $110,269 discretionary bonus payment awarded by the board of directors for 2015 service. Both of these payments were made in February 2016.

(9)
Represents $17,783 of bonus payment earned by Ms. Gorjanc in 2015 due to length of tenure with the Company in addition to $3,000 of matching contributions under our 401(k) plan that were earned in 2015 and paid in February 2016.

(10)	Represents payments earned under Mr. Werdann's 2015 annual sales commission plan.

(11)
Includes a $55,134 bonus payment earned under the Company's 2015 executive bonus plan and a $55,134 discretionary bonus payment awarded by the board of directors for 2015 service. Both of these payments were made in February 2016.

(12)
Includes a $53,634 bonus payment earned under the Company's 2015 executive bonus plan and a $53,634 discretionary bonus payment awarded by the board of directors for 2015 service. Both of these payments were made in February 2016.

(13)	The amounts set forth in these columns are subject to clawback provisions.

Grants of Plan-Based Awards in Fiscal Year 2015

The following table provides certain information relating to incentive compensation and equity awards granted to, and the range of payouts that were achievable for, each of our Named Executive Officers during the fiscal year ended December 31, 2015. All stock options were granted under our 2006 Plan and have a term of ten years, subject to earlier termination in the event that the optionee's services to us cease. Shares issued through our employee stock purchase plan are issued under our 2003 Employee Stock Purchase Plan. Cash awards paid under our annual incentive plan are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for each of our Named Executive Officers. A description of the incentive plans can be found in “Compensation Discussion and Analysis-Incentive Compensation-Annual Incentive Plan.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Patrick C.S. Lo	2/13/2015 (1)				—	752	$26.89	$3,568
	3/25/2015 (2)	$—	$891,250	$1,336,875
	6/2/2015 (4)				—	100,000	$31.28	$1,081,130
	6/2/2015 (5)				25,000	—	$—	$782,000
Christine M. Gorjanc	3/25/2015 (2)	$—	$367,500	$551,250
	6/2/2015 (4)				—	30,000	$31.28	$324,339
	6/2/2015 (5)				12,000	—	$—	$375,360
Michael A. Werdann	1/1/2015 (6)		$228,359	$1,142,082	—	—	$—	$—
	4/21/2015 (5)				11,400	—	$—	$371,412
	6/2/2015 (4)				—	18,000	$31.28	$194,603
	6/2/2015 (5)				3,600	—	$—	$112,608
Michael F. Falcon	3/25/2015 (2)	$—	$183,750	$275,625
	6/2/2015 (4)				—	25,000	$31.28	$270,283
	6/2/2015 (5)				7,000	—	$—	$218,960
Andrew W. Kim	3/25/2015 (2)	$—	$178,750	$268,125
	6/2/2015 (4)				—	25,000	$31.28	$270,283
	6/2/2015 (5)				7,000	—	$—	$218,960

(1)	These shares were issued under our 2003 Employee Stock Purchase Plan and are not subject to vesting.

(2)
These potential payouts were pursuant to the terms of the Company's executive bonus plan. The maximum payout that could have been earned by the Named Executive Officers was dependent upon the Company's level of operating income achieved during 2015, and would have been subject to reduction by the Compensation Committee for individual Named Executive Officers based upon the executive's achievement of his or her individual objectives. Notwithstanding the foregoing, a bonus is paid under the terms of the executive bonus plan only if the Company achieves a certain level of operating income.

(3)
These amounts represent the full grant date value without regard to vesting. See Note 11 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015, regarding assumptions underlying the valuation of option awards. Regardless of the value placed on a stock option on the grant date, the actual economic value of the option to the Named Executive Officer will depend on the market value of the Company's common stock at the date in the future when the option is exercised.

(4)
25% of the shares subject to these options will vest twelve months after the grant date, and 1/48 of the total shares subject to these options shall vest each month thereafter, subject to the optionee continuing to be a service provider through such dates.

(5)
These restricted stock unit awards will vest in four equal annual installments on the four anniversaries of the last day of the grant month, subject to the recipient continuing to be a service provider through such dates. Upon vesting, each restricted stock unit will entitle the recipient to receive one share of common stock of the Company.

(6)
Represents the targeted and maximum potential commissions earnings for Mr. Werdann under his 2015 annual sales commission plan. The targeted commission earnings undergo a thorough approval process by management before it is set, and the maximum commissions earnings represent twice the amount of Mr. Werdann's total earnings (salary and commission).

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table provides certain information relating to equity awards held by our Named Executive Officers.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (6)
Patrick C.S. Lo	5/23/2006	29,200	—	$22.68	5/23/2016	—		$—
	1/12/2007	100,000	—	$29.23	1/12/2017	—		$—
	1/11/2008	100,000	—	$28.79	1/11/2018	—		$—
	1/16/2009	90,000	—	$11.41	1/16/2019	—		$—
	2/2/2010	100,000	—	$21.10	2/2/2020	—		$—
	6/13/2010	40,000	—	$20.80	6/13/2020	—		$—
	2/3/2011	100,000	—	$35.32	2/3/2021	—		$—
	4/26/2011	40,000	—	$33.15	4/26/2021	—		$—
	6/6/2012	87,500	12,500	$31.31	6/6/2022	—		$—
	5/16/2013	70,079	38,431	$32.54	5/16/2023	14,826	(2)	$621,358
	6/3/2014	37,500	62,500	$32.52	6/3/2024	18,750	(3)	$785,813
	6/2/2015	—	100,000	$31.28	6/2/2025	25,000	(5)	$1,047,750
Christine M. Gorjanc	1/12/2007	5,000	—	$29.23	1/12/2017	—		$—
	1/11/2008	13,000	—	$28.79	1/11/2018	—		$—
	2/3/2011	25,000	—	$35.32	2/3/2021	—		$—
	4/26/2011	6,000	—	$33.15	4/26/2021	—		$—
	6/6/2012	21,875	3,125	$31.31	6/6/2022	—		$—
	5/16/2013	19,375	10,625	$32.54	5/16/2023	5,000	(2)	$209,550
	6/3/2014	11,250	18,750	$32.52	6/3/2024	9,000	(3)	$377,190
	6/2/2015	—	30,000	$31.28	6/2/2025	12,000	(5)	$502,920
Michael A. Werdann	2/3/2011	9,376	—	$35.32	2/3/2021	—		$—
	4/26/2011	300	—	$33.15	4/26/2021	—		$—
	5/24/2011	10,000	—	$38.01	5/24/2021	—		$—
	6/6/2012	4,063	1,875	$31.31	6/6/2022	—		$—
	5/16/2013	4,875	6,375	$32.54	5/16/2023	2,000	(2)	$83,820
	6/3/2014	6,750	11,250	$32.52	6/3/2024	3,750	(3)	$157,163
	4/21/2015	—	—	$—	—	11,400	(4)	$477,774
	6/2/2015	—	18,000	$31.28	6/2/2025	3,600	(5)	$150,876
Michael F. Falcon	2/2/2010	1,459	—	$21.10	2/2/2020	—		$—
	6/13/2010	1,595	—	$20.80	6/13/2020	—		$—
	2/3/2011	20,000	—	$35.32	2/3/2021	—		$—
	4/26/2011	3,400	—	$33.15	4/26/2021	—		$—
	6/6/2012	6,642	2,500	$31.31	6/6/2022	—		$—
	5/16/2013	9,376	8,855	$32.54	5/16/2023	3,500	(2)	$146,685
	6/3/2014	9,375	15,625	$32.52	6/3/2024	5,250	(3)	$220,028
	6/2/2015	—	25,000	$31.28	6/2/2025	7,000	(5)	$293,370
Andrew W. Kim	2/3/2011	15,000	—	$35.32	2/3/2021	—		$—
	4/26/2011	1,597	—	$33.15	4/26/2021	—		$—
	6/6/2012	—	1,875	$31.31	6/6/2022	—		$—
	5/16/2013	16,145	8,855	$32.54	5/16/2023	3,500	(2)	$146,685
	6/3/2014	9,375	15,625	$32.52	6/3/2024	5,250	(3)	$220,028
	6/2/2015	—	25,000	$31.28	6/2/2025	7,000	(5)	$293,370

(1)
25% of the shares subject to these options vested or will vest twelve months after the grant date, and 1/48 of the shares subject to these options vested or will vest each month thereafter, subject to the optionee continuing to be a service provider through such dates.

(2)
These awards are restricted stock units. These awards will vest in four equal annual installments with the first installment vesting on May 16, 2014, subject to the individual continuing to be a service provider through such dates.

(3)
These awards are restricted stock units. These awards will vest in four equal annual installments with the first installment vesting on June 3, 2015, subject to the individual continuing to be a service provider through such dates.

(4)
These awards are restricted stock units. These awards will vest in four equal annual installments with the first installment vesting on April 30, 2016, subject to the individual continuing to be a service provider through such dates.

(5)
These awards are restricted stock units. These awards will vest in four equal annual installments with the first installment vesting on June 30, 2016, subject to the individual continuing to be a service provider through such dates.

(6)
These amounts were calculated as the product of the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2015, which was $41.91, and the number of shares pursuant to the applicable restricted stock units award.

Option Exercises and Stock Vested in Fiscal Year 2015

The following table provides certain information relating to option exercises and stock vested by our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Patrick C.S. Lo	72,910	$926,056	13,662	$426,557
Christine M. Gorjanc	50,750	$941,158	8,500	$261,925
Michael A. Werdann	—	$—	3,450	$106,343
Michael F. Falcon	17,627	$169,249	5,200	$160,340
Andrew W. Kim	20,025	$225,886	4,300	$133,340

(1)
The value realized on exercise equals the difference between the sale price of our common stock on the NASDAQ Global Select Market at the time of exercise date and the exercise price of the applicable stock option award, multiplied by the number of shares for which the stock option award was exercised.

(2)	The value realized on vesting equals the closing price of our common stock on the NASDAQ Global Select Market on the vesting date, multiplied by the number of shares that vested on the vesting date.

Pension Benefits and other Nonqualified Deferred Compensation Plans

We do not offer any defined benefit retirement plan for Named Executive Officers. Effective May 1, 2013, we established a deferred compensation plan for a select group of management or highly compensated employees. Our deferred compensation plan is unfunded and unsecured and is designed to comply with Code Section 409A. The plan allows participants to defer a flat dollar amount or a whole percentage of up to a maximum of 80% of base salary and 100% of bonuses and allows participants to invest only in mutual funds. We have the discretion to make company contributions and company matching contributions up to a designated maximum of the participant's compensation. We have elected to informally fund the plan using taxable securities placed in a grantor trust. During the deferral period, the deferred amounts are hypothetically or “notionally” invested in one investment fund instructed by the grantor trust to mirror the participant's plan allocations. The participant’s account is adjusted for deemed gains or losses on each business day based on the rate of gain or loss on the assets in each notional investment fund as of the prior day. We do not guarantee any returns on participant contributions. If a participant’s employment terminates, distribution would be made in the form of a lump sum following termination. In 2015, Mr. Lo was the only Named Executive Officer who participated in this plan.

The following table provides information about contributions, earnings, withdrawals and balances under our non-qualified deferred compensation plan in fiscal year 2015.

Name	Executive Contributions in 2015 (1)	Registrant Contributions in 2015	Aggregate Earnings in 2015 (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2015
Patrick C.S. Lo	$387,501	$—	$(7,413)	$—	$1,181,695
Christine M. Gorjanc	$—	$—	$—	$—	$—
Michael A. Werdann	$—	$—	$—	$—	$—
Michael F. Falcon	$—	$—	$—	$—	$—
Andrew W. Kim	$—	$—	$—	$—	$—

(1) The amounts reported here are reported as compensation to such Named Executive Officer in the Summary Compensation Table above.

(2) None of the earnings in this column are included in the 2015 Summary Compensation Table because they are not preferential or above market. The amount includes dividends, interest and change in market value.

Potential Payments Upon Termination or Change in Control

We have entered into employment agreements and/or change of control and severance agreements with each of our current Named Executive Officers. Each employment agreement may be terminated by either us or the executive officer at any time with or without cause. In addition, the employment agreements provide for annual salary and bonus amounts and severance benefits, as may be adjusted from time to time by our Board of Directors. In the event of a change of control, all equity awards issued under our 2006 Plan, including those issued to our executive officers, will become fully vested and exercisable. We have no tax gross-up agreements with any executive for change in control arrangements.

We entered into an employment agreement dated December 3, 1999, as amended, with Patrick C.S. Lo, our Chairman and Chief Executive Officer. This agreement provides that if within one year following a change of control, Mr. Lo is terminated without cause or resigns for good reason, he is entitled to full acceleration of any unvested portion of his stock options, and severance payments at his final base salary rate for a period of one year after his termination or resignation. If Mr. Lo is terminated without cause other than as set forth above, he is entitled to receive severance payments at his final base salary rate for a period of one year and will continue to have his equity awards vest for one year after such termination.

We entered into an employment agreement dated November 16, 2005, as amended, with Christine M. Gorjanc, our Chief Financial Officer. This amended agreement provides that if within one year following a change of control, Ms. Gorjanc is terminated without cause or resigns for good reason, she is entitled to receive two years acceleration of any unvested portion of her stock options, and for a termination without cause, severance payments at her final base salary rate for a period of 26 weeks after her termination or resignation. If Ms. Gorjanc is terminated without cause other than as set forth above, she is entitled to receive severance payments at her final base salary rate for a period of 26 weeks and will continue to have her equity awards vest for one year after such termination.

We entered into an employment agreement dated November 3, 2003, as amended, with Michael A. Werdann, our Senior Vice President of Worldwide Sales. This agreement provides that if within one year following a change of control, Mr. Werdann is terminated without cause or resigns for good reason, he is entitled to receive two years acceleration of any unvested portion of his stock options, restricted stock awards and all other equity awards and severance payments at his final base salary rate for a period of 26 weeks after his termination or resignation. If he is terminated without cause other than as set forth above, he is entitled to receive severance payments at his final base salary rate plus base incentive compensation, less applicable withholding, for a period of 26 weeks and will continue to have his equity awards vest for one year after such termination.

We entered into an employment agreement dated November 4, 2002, as amended, with Michael F. Falcon, our Senior Vice President of Worldwide Operations and Support. This amended agreement provides that if within one year following a change of control, Mr. Falcon is terminated without cause or resigns for good reason, he is entitled to receive two years acceleration of any unvested portion of his stock options, and for a termination without cause, severance payments at his final base salary rate for a period of 39 weeks after his termination or resignation. If Mr. Falcon is terminated without cause other than as set forth above, he is entitled to receive severance payments at his final base salary rate for a period of 39 weeks and will continue to have his equity awards vest for one year after such termination.

We entered into an employment agreement dated October 5, 2009, with Andrew W. Kim, our Senior Vice President of Corporate Development, General Counsel and Corporate Secretary. This agreement provides that if within one year following a change of control, Mr. Kim is terminated without cause or resigns for good reason, he is entitled to receive two years acceleration of any unvested portion of his stock options and RSU awards, and for a termination without cause, severance payments at his final base salary rate for a period of 26 weeks after his termination or resignation. If Mr. Kim is terminated without cause other than as set forth above, he is entitled to receive severance payments at his final base salary rate for a period of 26 weeks and will continue to have his equity awards vest for one year after such termination.

For purposes of these employment agreements, “good reason” means the occurrence of any of the following conditions, subject to certain notice provisions in the executive's respective employment agreement: (i) a material decrease in the executive's base compensation; or (ii) a material, adverse change in the executive's authority, responsibilities or duties, as measured against the executive's authority, responsibilities or duties immediately prior to such change. Notwithstanding the foregoing, in no event will the executive have good reason to resign due merely to a change in title or a change in the executive's reporting caused by a change of control or discontinuance of any duties and responsibilities solely related to the operation of a public company.

For purposes of the employment agreement for Mr. Lo, a termination “for cause” occurs if Mr. Lo is terminated for any of the following reasons: (i) theft, dishonesty, material misconduct, or any material violation of the Company's personnel policies and procedures, or falsification of any employment or Company records; (ii) disclosure of the Company's confidential or proprietary information in violation of the Company's form of invention and proprietary information agreement; (iii) any intentional action by Mr. Lo which has a material detrimental effect on the Company's reputation or business; (iv) Mr. Lo's failure or inability to perform any assigned duties after written notice from the Company to Mr. Lo of, and a reasonable opportunity to cure, such failure or inability, which is not less than 90 days; or (v) Mr. Lo's conviction (including any plea of guilty or no contest) for any criminal act that impairs Mr. Lo's ability to perform his duties under the employment agreement. For purposes of the employment agreements for Messrs. Werdann, Falcon and Kim and Ms. Gorjanc, “cause” is defined as (i) an act of dishonesty made by the executive in connection with executive's responsibilities as an employee, (ii) executive's conviction of, or plea of nolo contendere to, a felony, (iii) executive's gross misconduct, or (iv) executive's continued violation of his or her employment duties after executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that executive has not substantially performed his or her duties.

For purposes of these employment agreements, a “change of control” of the Company shall be deemed to have occurred if at any time after the effective date of the employment agreements, respectively: (i) any person, other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company and other than Nortel Networks Corporation and its affiliates, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities entitled to vote generally in the election of directors; or (ii) (A) the Company is party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange, or (B) the Company sells or disposes of all or substantially all of the Company's assets (or any transaction having similar effect is consummated), or (C) the individuals constituting the Board immediately prior to such merger, consolidation, exchange, sale or disposition shall cease to constitute at least 50% of the Board, unless the election of each director who was not a director prior to such merger, consolidation, exchange, sale or disposition was approved by a vote of at least two-thirds of the directors then in office who were directors prior to such merger, consolidation, exchange, sale or disposition.

Payments Upon Termination Without Cause and Not As a Result of a Change in Control of the Company

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his or her employment with the Company is terminated without cause and not as a result of a change in control of the Company, assuming the date of the triggering event was December 31, 2015:

Name	Cash Severance ($)	Value Realized from Equity Awards ($) (1)	Total ($)
Patrick C.S. Lo	$775,000	$13,391,045	$14,166,045
Christine M. Gorjanc	$250,000	$1,619,974	$1,869,974
Michael A. Werdann	$175,500	$683,052	$858,552
Michael F. Falcon	$281,250	$935,340	$1,216,590
Andrew W. Kim	$182,500	$808,958	$991,458

(1)
The value realized equals the difference between the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2015, which was $41.91, and the exercise price of the applicable award, multiplied by the number of shares that would vest under the terms of each employment agreement.

Payments Upon a Change in Control of the Company

Pursuant to the terms of our 2006 Plan, all outstanding equity awards under the 2006 Plan vest immediately upon a change in control. Our Named Executive Officers would realize the following value on equity options and awards granted under the 2006 Plan in the event of a change in control: Patrick C.S. Lo, $4,597,394; Christine M. Gorjanc, $1,717,304; Michael A. Werdann, $1,246,219; Michael F. Falcon, $1,182,023; and Andrew W. Kim, $1,175,398. The value realized equals the difference between $41.91 (the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2015) and the option or award exercise price per share, multiplied by the number of shares that would immediately vest upon a change in control.

Payments Upon Termination Without Cause or Resignation for Good Reason within One Year after a Change in Control of the Company

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his or her employment with the Company is terminated without cause, or he or she resigns for good reason, within one year after a change in control of the Company.

Name	Cash Severance ($)	Value Realized from Equity Awards ($) (1)	Total ($)
Patrick C.S. Lo	$775,000	$—	$775,000
Christine M. Gorjanc	$250,000	$—	$250,000
Michael A. Werdann	$175,500	$—	$175,500
Michael F. Falcon	$281,250	$—	$281,250
Andrew W. Kim	$182,500	$—	$182,500

(1)
The value realized from equity options and awards is exclusive of any amounts already received by the Named Executive Officer as a result of the change in control itself, as disclosed in “Payments Upon a Change in Control of the Company.”

To protect the interests of NETGEAR, all of our employment agreements provide for covenants strictly limiting proprietary information disclosure, competitive activities and solicitation of our employees by a terminated executive officer for specified periods of time.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 about our common stock that may be issued upon the exercise of options and rights granted to employees or members of our Board of Directors under all existing equity compensation plans, including the 2000 Stock Option Plan (which was terminated as to new grants in May 2003), the 2003 Plan (which expired in April 2013), the 2006 Plan (which expired in April 2016) and the 2003 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (a)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in (a))

Equity Compensation Plans approved by security holders	2,461,220	(1) (2)	$30.08	1,608,912	(3) (4)
Equity Compensation Plans not approved by security holders	—		$—	—
Total	2,461,220		$30.08	1,608,912

(1)
Includes 168,588 shares subject to options outstanding under the 2003 Plan, 2,292,632 shares subject to options outstanding under the 2006 Plan and no outstanding shares under the 2003 Employee Stock Purchase Plan.

(2)	Excludes 963,942 shares subject to restricted stock units outstanding as of December 31, 2015 that were issued under the 2006 Plan.

(3)	Includes 1,508,328 shares available for future issuance under the 2006 Plan and 100,584 shares available for future issuance under the 2003 Employee Stock Purchase Plan.

(4)
Under the 2006 Plan, each restricted stock unit granted or forfeited on or after June 6, 2012 will be counted as 1.58 shares granted or forfeited, respectively. Forfeited restricted stock units will return to the 2006 Plan and will again become available for issuance. The 1.58 conversion rate has already been incorporated in the calculation.

COMPENSATION COMMITTEE REPORT

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this Report of the Compensation Committee of our Board of Directors shall not be deemed “filed” with the Securities and Exchange Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Compensation Committee's review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors, and the Board of Directors ratified, that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

RALPH E. FAISON (CHAIR)
JOCELYN E. CARTER-MILLER
GREGORY J. ROSSMANN
THOMAS H. WAECHTER

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this report of the Audit Committee of our Board of Directors shall not be deemed “filed” with the Securities and Exchange Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.

The Audit Committee, which currently consists of Jocelyn E. Carter-Miller, A. Timothy Godwin, Jef T. Graham, Barbara V. Scherer and Grady K. Summers, evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. Our Board of Directors first adopted a written charter for the Audit Committee in September 2000 and most recently amended it in July 2015, which details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities.

The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee oversees NETGEAR's financial reporting process on behalf of our Board of Directors. NETGEAR's management has the primary responsibility for the financial statements and reporting process, including NETGEAR's systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2015. This review included a discussion of the quality and the acceptability of NETGEAR's financial reporting and internal control over financial reporting, including the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with NETGEAR's independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of NETGEAR's audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of NETGEAR's financial reporting and such other matters required to be discussed with the Audit Committee under generally accepted auditing standards in the United States including Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm such auditors' independence from management and NETGEAR, including the matters in such written disclosures required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence.

The Audit Committee further discussed with NETGEAR's independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss any significant matters regarding internal control over financial reporting that have come to their attention during the audit, and to discuss the overall quality of NETGEAR's financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors and our Board of Directors approved that the audited financial statements and disclosures under “Management's Discussion and Analysis of Financial Condition and Results of Operations” be included in the Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission on February 19, 2016.

Respectfully submitted by:

THE AUDIT COMMITTEE

BARBARA V. SCHERER (CHAIR)
JOCELYN E. CARTER-MILLER
A. TIMOTHY GODWIN
JEF T. GRAHAM
GRADY K. SUMMERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were met, with the exception of a late Form 4 filed on January 29, 2015 on behalf of Tamesa T. Rogers, a late Form 5 filed on April 7, 2015 on behalf of A. Timothy Godwin and a late Form 4 filed on December 30, 2015 on behalf of Thomas H. Waechter.

RELATED PARTY TRANSACTIONS

We have determined that there were no related party transactions to disclose in 2015.
Review, approval or ratification of transactions with related parties
We, or one of our subsidiaries, may occasionally enter into transactions with certain “related parties.” Related parties include our executive officers, directors, nominees for directors, or 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions in which the related party has a direct or indirect material interest as “related party transactions.” Each related party transaction must be reviewed and approved by the Audit Committee of the Board of Directors prior to the entering into of such transaction.
The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, the following:

•	the extent of the related party's interest in the related party transaction;

•	the aggregate value of the related party transaction;

•	the benefit to the Company; and

•
whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named on the proxy to vote the shares they represent as our Board of Directors may recommend.

It is important that your shares be represented at the annual meeting, regardless of the number of shares, which you hold. You are, therefore, urged to vote as promptly as possible.

THE BOARD OF DIRECTORS OF
NETGEAR, INC.:

PATRICK C.S. LO
JOCELYN E. CARTER-MILLER
RALPH E. FAISON
A. TIMOTHY GODWIN
JEF T. GRAHAM
GREGORY J. ROSSMANN
BARBARA V. SCHERER
JULIE A. SHIMER
GRADY K. SUMMERS
THOMAS H. WAECHTER

Dated: April 20, 2016

APPENDIX A
NETGEAR, INC.
2016 EQUITY INCENTIVE PLAN

1.	Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares, and other stock or cash awards as the Administrator may determine.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Affiliate” means any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

(c) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, or other stock or cash awards as the Administrator may determine.

(e) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f) “Board” means the Board of Directors of the Company.

(g) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(i) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means NETGEAR, Inc., a Delaware corporation, or any successor thereto.

(l) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent, Subsidiary or Affiliate to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(m) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(n) “Director” means a member of the Board.

(o) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent, Subsidiary or Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced.

(s) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(t) “Fiscal Year” means the fiscal year of the Company.

(u) “Full Value Award” means any Award which results in the issuance of Shares other than Options, Stock Appreciation Rights or other Awards which are based solely on an increase in value of the Shares following the date of grant.

(v) “Incentive Stock Option” means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(w) “Inside Director” means a Director who is an Employee.

(x) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(y) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z) “Option” means a stock option granted pursuant to the Plan.

(aa) “Outside Director” means a Director who is not an Employee.

(bb) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(cc) “Participant” means the holder of an outstanding Award.

(dd) “Performance Goals” will have the meaning set forth in Section 12 of the Plan.

(ee) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(ff) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 11.

(gg) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 11.

(hh) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ii) “Plan” means this 2016 Equity Incentive Plan.

(jj) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(kk) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(ll) “Retirement” means termination of an Employee’s employment with the Company and its Affiliates for retirement purposes if such termination occurs (1) on or after his or her sixty-fifth (65th) birthday; or (2) on or after his or her fifty-fifth (55th) birthday with the written consent of the Chief Executive Officer of the Company or, in the case of the Chief Executive Officer’s retirement, with the consent of the Administrator. In the case of a Director, “Retirement” shall be determined by the Administrator in its discretion. In no event shall termination of a Consultant’s services with the Company and Affiliates be treated as a Retirement under the Plan.

(mm) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(nn) “Section 16(b)” means Section 16(b) of the Exchange Act.

(oo) “Service Provider” means an Employee, Director or Consultant.

(pp) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(qq) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 10 is designated as a Stock Appreciation Right.

(rr) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 2,500,000 Shares, plus (i) any Shares that were available for grant under the Company’s 2006 Long-Term Incentive Plan (“2006 LTIP”) as of immediately prior to the 2006 LTIP’s expiration by its terms, plus (ii) any Shares subject to stock options, restricted stock units, performance shares or similar awards granted under the 2006 LTIP that, on or after the date this Plan becomes effective, expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 2006 LTIP that are forfeited to or repurchased by the Company, where the maximum number of Shares to be added to the Plan as a result of clause (i) equals 699,827 Shares and as a result of clause (ii) equals 3,899,006 Shares. For purposes of the previous sentence, the Shares subject to restricted stock units, performance shares or other awards without an exercise price that are added to the Plan as a result of clause (ii) will be one and fifty-eight hundredths (1.58) times the number of Shares that were forfeited or expired under the 2006 LTIP. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Full Value Awards. Any Shares subject to Full Value Awards will be counted against the numerical limits of this Section 3 as one and fifty-eight hundredths (1.58) Shares for every one (1) Share subject thereto. Further, if Shares acquired pursuant to any such Full Value Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), one and fifty-eight hundredths (1.58) times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to, or repurchased by, the Company due to failure to vest, then the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, the gross Shares issued (i.e., Shares actually issued pursuant to a Stock Appreciation Right, as well as the Shares that represent payment of the exercise price) pursuant to a Stock Appreciation Right will cease to be available under the Plan. Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to Section 3(c).

(d) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a)Procedure.

(i)Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan (including, without limitation, the limitations set forth in Section 6), of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(viii) to modify or amend each Award (subject to Sections 6 and 20 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 7(b) of the Plan);

(ix) to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16 of the Plan;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and

(xii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Restrictions and Limitations.

(a) Prohibition on Exchange Program. The Administrator may not implement an Exchange Program.

(b) Incentive Stock Options.

(i) $100,000 Limitation. Notwithstanding an Option’s designation in the Award Agreement, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(b), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) Maximum Option Term. In the case of an Incentive Stock Option, the term of an Option will be ten (10) years from the date of grant or such shorter term as may be provided by the Administrator and set forth in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(iii) Option Exercise Price. In the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. An Incentive Stock Option granted to any Employee other than an Employee described in immediately preceding sentence, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this subsection (iii), Incentive Stock Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(c) Vesting Limitations.

(i) One-Year Minimum Vesting. Awards granted under the Plan shall vest no earlier than the one (1) year anniversary of the Award’s date of grant, provided that the Administrator, in its sole discretion, may provide an Award may accelerate vesting by reason of the Participant’s death, Disability or Retirement, or upon a major capital change of the Company (including without limitation upon the occurrence of a Change in Control, merger of the Company with or into another corporation or entity, or similar transaction), and provided further, that, notwithstanding the foregoing in this sentence, Awards that result in the issuance of an aggregate of up to 5% of the Shares reserved for issuance under Section 3(a) may be granted to Service Providers, or outstanding Awards modified, without regard to such minimum vesting, exercisability and distribution provisions.

(ii) Three-Year Service-Based Vesting. Except for accelerated vesting provided under Sections 7(d)(ii), 8(c), 9(c), 10(e) and 15 and annual grants to Outside Directors, the period over which any Award subject to solely time-based vesting may fully vest will be no less than three (3) years.

(d) Section 162(m) Annual Limitations. The Administrator will have complete discretion to determine the number of Shares subject to Awards granted to any Participant, provided that, subject to the provisions of Section 15, during any Fiscal Year: (i) the number of Shares covered by Options granted to any one Service Provider will not exceed 500,000 Shares; (ii) the number of Shares covered by Stock Appreciation Rights granted to any one Service Provider will not exceed 500,000 Shares; (iii) the number of Shares of Restricted Stock granted to any one Service Provider will not exceed 250,000 Shares; (iv) the number of Restricted Stock Units granted to any one Service Provider will not exceed 250,000; (v) the number of Performance Shares granted to any one Service Provider will not exceed 250,000, and (vi) no Service Provider will receive Performance Units having an initial value greater than $5.0 million.

(e) Outside Director Limitations.

(i) Cash-settled Awards. No Outside Director may be granted, in any Fiscal Year, cash‑settled Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $500,000, increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director.

(ii) Stock-settled Awards. Subject to the provisions of Section 15 of the Plan, no Outside Director may be granted, in any Fiscal Year, stock-settled Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $500,000, increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director.

Any Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, will not count for purposes of the limitations under this Section 6(e).

7. Stock Options.

(a) Designation.

(i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option, subject to Section 6(b).

(ii) The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant, subject to Section 6.

(b) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised, subject to Section 6.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Accelerated Vesting on Termination of Relationship as a Service Provider. Notwithstanding anything herein to the contrary, if a Participant ceases to be a Service Provider as a result of the Participant’s Retirement, Disability or death, all unvested Options subject to time-based vesting will become fully vested.

(iii) Termination of Relationship as a Service Provider other than Retirement, Death or Disability. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s Retirement, death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. If Participant dies during such post-employment period, the Option may be exercised following the Participant’s death for one (1) year after Participant’s death, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Retirement or Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Retirement or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Death of Participant. If a Participant dies while a Service Provider or dies after terminating on account of Retirement or Disability, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable until twelve (12) months following Participant’s death, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(vi) Other Termination. A Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in such liability under Section 16(b). Finally, a Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option or (B) the expiration of a period of three (3) months after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

8. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine, subject to Section 6.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Accelerated Vesting on Termination of Relationship as a Service Provider. Notwithstanding anything herein to the contrary, if a Participant ceases to be a Service Provider as a result of the Participant’s Retirement, Disability or death, all unvested Restricted Stock subject to time-based vesting will become fully vested.

(d) Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(e) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(f) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed, subject to Section 6.

(g) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(h) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(i) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(j) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator, subject to Section 6. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 9(c), may be left to the discretion of the Administrator.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion (subject to Section 6), which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units.

(c) Accelerated Vesting on Termination of Relationship as a Service Provider. Notwithstanding anything herein to the contrary, if a Participant ceases to be a Service Provider as a result of the Participant’s Retirement, Disability or death, all unvested Restricted Stock Units subject to time-based vesting will become fully vested.

(d) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement.

(e) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.

(f) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(g) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

10. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, subject to Section 6.

(c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant and vesting terms will be subject to Section 6.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Accelerated Vesting on Termination of Relationship as a Service Provider. Notwithstanding anything herein to the contrary, if a Participant ceases to be a Service Provider as a result of the Participant’s Retirement, Disability or death, all unvested Stock Appreciation Rights subject to time-based vesting will become fully vested.

(f) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 7(d) also will apply to Stock Appreciation Rights.

(g) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

11. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units/Shares granted to each Participant, subject to Section 6.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

12. Performance-Based Compensation Under Code Section 162(m).

(a) General. If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Code Section 162(m), the provisions of this Section 12 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 12.

(b) Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Code Section 162(m) and may provide for a targeted level or levels of achievement (“Performance Goals”) including cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; safety record; stock price; and total stockholder return. Any Performance Goals may be used to measure the performance of the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and may be measured either on an absolute basis, a per share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to either exclude any items otherwise includable under GAAP or under IASB Principles or include any items otherwise excludable under GAAP or under IASB Principles. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

(c) Procedures. To the extent necessary to comply with the performance-based compensation provisions of Code Section 162(m), with respect to any Award granted subject to Performance Goals, within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Code Section 162(m)), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant will be eligible to receive payment pursuant to an Award for a Performance Period only if the Performance Goals for such period are achieved.

(d) Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance based compensation under Code Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

13. Leaves of Absence/Transfer Between Locations. Awards will be subject to any Company leave of absence policy as the Company may adopt or amend from time to time. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15. Adjustments; Dissolution or Liquidation; Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Sections 3 and 6(d) of the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it previously has not been exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that (i) Awards may be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this Section 15(c), the Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise such outstanding Option and Stock Appreciation Right, including Shares as to which such Award would not otherwise be vested or exercisable, all restrictions on such Restricted Stock and Restricted Stock Units will lapse, and, with respect to such Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that such Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

(d) Outside Director Awards. With respect to Awards granted to an Outside Director, in the event of a Change in Control, the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

16. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum statutory amount required to be withheld, (iii) delivering to the Company already-owned Shares having a fair market value equal to the statutory amount required to be withheld, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. Notwithstanding the foregoing, the Administrator may permit withholding in excess of the minimum statutory amount, provided such withholding does not result in any adverse accounting consequences, as the Administrator determines in its sole discretion. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined.

(c) Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

17. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 20 of the Plan.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

APPENDIX B
NETGEAR, INC.
2003 EMPLOYEE STOCK PURCHASE PLAN
The following constitute the provisions of the Employee Stock Purchase Plan of NETGEAR, Inc.
1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code, although the Company makes no undertaking or representation to maintain such qualification. In addition, this Plan document authorizes the grant of options under a non-423(b) Plan (“Non-423(b) Component”) which do not qualify under Section 423(b) of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 unless the offering is made under the Non-423(b) Component of the Plan.

2. Definitions.

(a) “Administrator” shall mean the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Change of Control” shall mean the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) The consummation of a merger or consolidation of the Company, with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv) A change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean Directors who either (A) are Directors of the Company, as applicable, as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of Directors of the Company.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Code Section 423(b) Plan” shall mean an employee stock purchase plan which is designed to meet the requirements set forth in Section 423(b) of the Code, as amended. The provisions of the Code Section 423(b) Plan should be construed, administered and enforced in accordance with Section 423(b).

(f) “Committee” means a committee appointed by the Board.

(g) “Common Stock” shall mean the common stock of the Company.

(h) “Company” shall mean NETGEAR, Inc., a Delaware corporation.

(i) “Compensation” shall mean all base straight time gross earnings, commissions, bonuses, overtime and shift premiums, but exclusive of payments for any other compensation. The Administrator may establish, in its discretion and on a uniform and nondiscriminatory basis, a different definition of Compensation prior to an applicable Offering Date, which definition may vary among Participants who are participating in separate Offering Periods or the Non-423(b) Component of the Plan.

(j) “Designated Subsidiary” shall mean any Subsidiary selected by the Administrator as eligible to participate in the Plan.

(k) “Director” shall mean a member of the Board.

(l) “Eligible Employee” shall mean any individual who is a common law employee of the Company or any Designated Subsidiary and whose customary employment with the Company or Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year except for certain employees of certain Designated Subsidiaries that are participating in the Non-423(b) Component of the Plan that the Administrator may, from time to time, designate as ineligible to participate in the Plan. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated three (3) months and one (1) day following the commencement of such leave.

(m) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(n) “Exercise Date” shall mean February 15 and August 15 of each year, or the immediately preceding Trading Day if February 15 or August 15 is not a Trading Day.

(o) “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of the Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(p) “Offering Date” shall mean the first Trading Day of each Offering Period.

(q) “Offering Periods” shall mean the periods of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, and commencing on the first Trading Day on or after February 16 and August 16 of each year and terminating on the following August 15 and February 15, or the immediately preceding Trading Day if August 15 or February 15 is not a Trading Day. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

(r) “Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(s) “Plan” shall mean this Employee Stock Purchase Plan, which includes a Code Section 423(b) Plan and a Non-423(b) Component.

(t) “Purchase Price” shall mean 85% of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20.

(u) “Subsidiary” shall mean a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(v) “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

3. Eligibility.

(a) Offering Periods. Any Eligible Employee on a given Offering Date shall be eligible to participate in the Plan.

(b) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.

4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after February 16 and August 16 of each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation. An Eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company’s payroll office prior to the applicable Offering Date.

6. Payroll Deductions.

(a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 10% of the Compensation which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a participant shall have the payroll deductions made on such day applied to his or her account under the new Offering Period. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b) Payroll deductions for a participant shall commence on the first payday following the Offering Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

(c) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

(d) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. The Administrator may, in its discretion, limit the nature and/or number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly.

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate originally elected by the participant effective as of the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

(f) At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax liability payable to any authority, national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company or the employing Designated Subsidiary, as applicable, may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company or the employing Designated Subsidiary, as applicable, any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee.

7. Grant of Option. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Eligible Employee be permitted to purchase during each Offering Period more than 10,000 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. The Eligible Employee may accept the grant of such option by turning in a completed Subscription Agreement (attached hereto as Exhibit A) to the Company on or prior to an Offering Date. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock an Eligible Employee may purchase during each Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other funds left over in a participant’s account after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 hereof. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s shareholders subsequent to such Offering Date.

9. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant the shares purchased upon exercise of his or her option in a form determined by the Administrator, including by means of electronic notice.

10. Withdrawal.

(a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time prior to the Exercise Date for an Offering Period by giving written notice to the Company in the form of Exhibit B to this Plan. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b) A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11. Termination of Employment. Upon a participant ceasing to be an Eligible Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such participant’s option shall be automatically terminated.

12. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 2,000,000 shares of Common Stock.

(b) Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant shall only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares.

(c) Shares of Common Stock to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

14. Administration. The Administrator shall administer the Plan and shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

15. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations shall be in such form and manner as the Administrator may designate from time to time.

16. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. Until shares are issued, participants shall only have the rights of an unsecured creditor.

18. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Eligible Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation or Change of Control.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan, the maximum number of shares each participant may purchase each Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Change of Control. In the event of a Change of Control, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall occur before the date of the Company’s proposed Change of Control. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20. Amendment or Termination.

(a) The Administrator may at any time and for any reason terminate, amend or suspend the Plan. Except as otherwise provided in the Plan, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

(b) Without shareholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) increasing the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

(iii) allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.
21. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions Upon Issuance of Shares. Shares of Common Stock shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
23. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect until terminated under Section 20 hereof.

NETGEAR, INC.
350 EAST PLUMERIA DRIVE
SAN JOSE, CA 95134
ATTN: CORPORATE SECRETARY

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The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Patrick C.S. Lo	02 J.E. Carter-Miller	03 Ralph E. Faison	04 Jef T. Graham	05 Gregory J. Rossmann
06 Barbara V. Scherer	07 Julie A. Shimer	08 Grady K. Summers	09 Thomas H. Waechter	

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

		For	Against	Abstain
2	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐
3	Proposal to approve, on a non-binding advisory basis, a resolution approving the compensation of our Named Executive Officers in the Proxy Statement.	☐	☐	☐
4	Proposal to approve the adoption of the NETGEAR, Inc. 2016 Equity Incentive Plan.	☐	☐	☐
5	Proposal to approve an amendment to the NETGEAR, Inc. 2003 Employee Stock Purchase Plan to increase the number of shares of NETGEAR, Inc. common stock authorized for sale thereunder by 1,000,000 shares.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000287749_1 R1.0.1.25

NETGEAR®

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com

NETGEAR, INC.
Annual Meeting of Stockholders
June 3, 2016 10:00 AM Pacific Daylight Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Patrick C.S. Lo and Christine M. Gorjanc, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NETGEAR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 10:00 AM, PDT on June 3, 2016, at NETGEAR's executive offices located at 350 East Plumeria Drive, San Jose, CA 95134, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000287749_2 R1.0.1.25